                                                                  EXHIBIT (a)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      and

              All Outstanding Shares of Series A Preferred Stock

                                      of

                              Moore Products Co.

                                      at

                     $54.71 Net Per Share of Common Stock

                                      and

               $21.88 Net Per Share of Series A Preferred Stock

                                      by

                           Malibu Acquisition Corp.
                         a wholly owned subsidiary of

                       Siemens Energy & Automation, Inc.
                    an indirect wholly owned subsidiary of

                          Siemens Aktiengesellschaft


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON THURSDAY, FEBRUARY 17, 2000, UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 16, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG SIEMENS ENERGY & AUTOMATION, INC., MALIBU ACQUISITION CORP. AND MOORE PRODUCTS CO. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, EACH CLASS OF THE COMPANY'S SECURITYHOLDERS AND RECOMMENDS THAT SECURITYHOLDERS ACCEPT THE OFFER AND TENDER THEIR SECURITIES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER OR OTHERWISE ACQUIRED BY SIEMENS ENERGY & AUTOMATION, INC. OR ANY OF ITS AFFILIATES PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SECURITIES REPRESENTING AT LEAST A MAJORITY OF (A) THE FULLY DILUTED VOTING POWER (AS DEFINED HEREIN) AND (B) (X) THE OUTSTANDING SHARES OF PREFERRED STOCK (AS DEFINED HEREIN) AND (Y) THE FULLY DILUTED SHARES (AS DEFINED HEREIN) AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 15.

                                ---------------
                                   IMPORTANT

  Any securityholder desiring to tender all or any portion of such securityholder's Securities should either (i) complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such securityholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Securities to the Depositary along with the Letter of Transmittal (or such manually signed facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 3 of this Offer to Purchase, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Securities pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such securityholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such securityholder. Any securityholder whose Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Securities.

  Any securityholder who desires to tender Securities and whose certificates evidencing such Securities are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Securities by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or the Dealer Manager, or to brokers, dealers, commercial banks or trust companies.

                                ---------------

                     The Dealer Manager for the Offer is:

                             Goldman, Sachs & Co.

                               January 21, 2000

                               TABLE OF CONTENTS

INTRODUCTION...............................................................   1

THE OFFER..................................................................   4
   1. Terms of the Offer...................................................   4
   2. Acceptance for Payment and Payment...................................   6
   3. Procedures for Tendering Securities..................................   7
   4. Withdrawal Rights....................................................  10
   5. Certain U.S. Federal Income Tax Consequences.........................  11
   6. Price Range of the Securities; Dividends on the Securities...........  12
   7. Effect of the Offer on the Market for the Common Stock; Stock
     Quotation; Exchange Act Registration; Margin Regulations..............  12
   8. Certain Information Concerning the Company...........................  14
   9. Certain Information Concerning Siemens AG, Parent and Purchaser......  16
  10. Sources and Amount of Funds..........................................  19
  11. Background of the Offer; Contacts with the Company...................  20
  12. Purpose of the Offer and the Merger; the Merger Agreement and Certain
   Other Agreements........................................................  22
  13. Plans for the Company; Other Matters.................................  41
  14. Dividends and Distributions..........................................  43
  15. Certain Conditions of the Offer......................................  43
  16. Certain Legal Matters and Regulatory Approvals.......................  46
  17. Fees and Expenses....................................................  51
  18. Miscellaneous........................................................  52

SCHEDULE I -- INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
 SIEMENS AG, PARENT AND PURCHASER.......................................... I-1

To the Holders of Common Stock and Series A Preferred Stock of Moore Products Co.:

                                 INTRODUCTION

   Malibu Acquisition Corp., a Pennsylvania corporation ("Purchaser") and a wholly owned subsidiary of Siemens Energy & Automation, Inc. ("Parent"), a Delaware corporation and an indirect wholly owned subsidiary of Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany ("Siemens AG"), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of Moore Products Co., a Pennsylvania corporation (the "Company"), at a price of $54.71 per share of Common Stock, net to the seller in cash, without interest thereon (the "Common Stock Price"), and all of the outstanding shares of Series A preferred stock, par value $1.00 per share (the "Preferred Stock" and, together with the Common Stock, the "Securities"), of the Company, at a price of $21.88 per share of Preferred Stock, net to the seller in cash, without interest thereon (the "Preferred Stock Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

   Tendering securityholders of record who tender Securities directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Securities by Purchaser pursuant to the Offer. However, any tendering securityholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such securityholder or other payee pursuant to the Offer. See Section 3. Securityholders who hold their Securities through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of Goldman, Sachs & Co. ("Goldman Sachs"), which is acting as Dealer Manager (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (in such capacity, the "Depositary") and Georgeson & Company, Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser, Parent and/or Siemens AG and each such person. See Section 17.

   The Board of Directors of the Company (the "Company Board") has unanimously approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), and determined that the Offer and the Merger are fair to, and in the best interests of, each class of the Company's securityholders and unanimously recommends that securityholders accept the Offer and tender their Securities pursuant to the Offer.

   Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"), financial advisor to the Company, has delivered to the Company Board its written opinion, dated January 16, 2000 (the "Financial Advisor Opinion"), to the effect that, as of such date, the consideration to be received by the holders of Securities pursuant to the Offer and the Merger is fair, from a financial point of view, to such securityholders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to securityholders herewith. Securityholders are urged to, and should, read the Financial Advisor Opinion carefully.

   The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer or otherwise acquired by Parent or any of its affiliates prior to the expiration of the Offer a number of Securities representing at least a majority of (A) the Fully Diluted Voting Power (as defined below) and (B) (x) the outstanding shares of Preferred Stock and (y) the Fully Diluted Shares (as defined below) (the "Minimum Condition") and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated. The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Sections 1 and 15.

   Purchaser reserves the right, subject only to the applicable rules and regulations of the Commission, to waive each of the conditions (other than clause (A) of the Minimum Condition and the condition that the Merger Agreement shall not have been terminated in accordance with its terms, which may be waived only with the Company's consent) to the obligations of Purchaser to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Tender and Option Agreement (as defined below) (the "Transactions").

   The Company has advised Parent and Purchaser that each member of the Company Board and each of the Company's executive officers intends to tender all Securities owned by such persons pursuant to the Offer or (solely in the case of directors and executive officers who would as a result of the tender incur liability under Section 16(b) of the Exchange Act of 1934, as amended (the "Exchange Act")) to vote in favor of the Merger. In addition, simultaneously with the execution and delivery of the Merger Agreement, Parent and Purchaser, on the one hand, and all of the Company's directors, Robert E. Wisniewski, Treasurer and Secretary of the Company, trusts affiliated with members of the Moore family and the Moore Products Co. Pension Plan, on the other hand (the "Certain Securityholders"), entered into a Tender and Option Agreement dated as of January 16, 2000 (the "Tender and Option Agreement"). The Tender and Option Agreement relates to the 1,196,379 shares of Common Stock and 175,950 shares of Preferred Stock owned by the Certain Securityholders, as well as 274,360 shares of Common Stock subject to Options (as defined below), of which 216,750 such Options are presently exercisable. The issued and outstanding Securities subject to the Tender and Option Agreement currently represent approximately 49.8% of the Fully Diluted Voting Power, 100% of the outstanding shares of Preferred Stock and 36.3% of the Fully Diluted Shares. The issued and outstanding Securities and presently exercisable Options subject to the Tender and Option Agreement together represent approximately 54.9% of the Fully Diluted Voting Power, 100% of the outstanding shares of Preferred Stock and 42.9% of the Fully Diluted Shares. Pursuant to the Tender and Option Agreement, each Certain Securityholder has agreed, among other things, to grant Purchaser an option to purchase the Securities subject thereto under certain circumstances upon the occurrence of certain "Trigger Events" (as defined below) and to tender in the Offer, and not to withdraw therefrom, the Securities owned by such Certain Securityholders, as well as any other Securities acquired prior to the expiration of the Offer including pursuant to the exercise of Options. See
Section 12 under "--Tender and Option Agreement".

   As used in this Offer to Purchase, "Fully Diluted Voting Power" means the voting power represented by all of the outstanding Securities entitled generally to vote at the Shareholder Meeting (as defined below) on a fully diluted basis, after giving effect to the exercise of all outstanding options (including the Options (whether or not currently exercisable)), warrants and securities exercisable or convertible into such voting securities, except that outstanding shares of Preferred Stock are not treated as having been converted into shares of Common Stock, with each share of Common Stock having one vote per share and each share of Preferred Stock having five votes per share; provided that Parent may, at its option exercisable in its sole discretion, exclude at any time from the calculation of Fully Diluted Shares any or all Options (whether or not currently exercisable). Parent has not currently elected to exercise such option but reserves the right to do so. As used in this Offer to Purchase, "Fully Diluted Shares" means all outstanding shares of Common Stock on a fully diluted basis, after giving effect to the exercise and conversion of all outstanding options (including the Options (whether or not currently exercisable)), warrants and securities exercisable or convertible (but excluding shares of Preferred Stock) into Common Stock; provided that Parent may, at its option exercisable in its sole discretion, exclude at any time from the calculation of Fully Diluted Shares any or all Options (whether or not currently exercisable). Parent has not currently elected to exercise such option but reserves the right to do so. The Company has represented and warranted to Parent and Purchaser that, as of January 16, 2000, (i) the authorized capital stock of the Company consisted of 7,500,000 shares of Common Stock and 325,000 shares of Preferred Stock of which 176,000 shares of Preferred Stock were authorized, (ii) 2,646,985 shares of Common Stock and 175,950 shares of Preferred Stock were issued and outstanding and (iii) 646,060 shares of Common Stock were reserved for issuance pursuant to outstanding options (the "Options") issued under certain Company stock option plans. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock of the Company (except for the issuance of shares of Common Stock issuable pursuant to Options outstanding on the date of the Merger Agreement). See Section 12. Based on the foregoing and assuming that there are an aggregate of 4,172,795 votes representing the Fully Diluted Voting Power, 175,950 outstanding shares of Preferred Stock and 3,293,045 Fully Diluted Shares, the Minimum Condition will be satisfied if Securities representing 2,086,398 votes, 87,976 shares of Preferred Stock and 1,646,523 Fully Diluted Shares are validly tendered and not withdrawn immediately prior to the expiration of the Offer or otherwise acquired by Parent or any of its affiliates prior to the Expiration Date. Accordingly, if the Certain Securityholders validly tender and do not withdraw all the Securities subject to the Tender and Option Agreement (including the Securities subject to exercisable Options), then clause (A) of the Minimum Condition (which relates to Fully Diluted Voting Power) will be satisfied, and if Purchaser waives the condition set forth in clause (B) of the Minimum Condition (which relates to the minimum number of Securities to be tendered into the Offer) the Minimum Condition would be satisfied without the tender of any additional Securities. See Section 3 under "--Options." Purchaser does not currently intend to waive such clause (B) of the Minimum Condition but reserves the right to do so.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 16, 2000 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and in accordance with the Pennsylvania Business Corporation Law (the "PBCL"), as promptly as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Securities pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the securityholders of the Company (if required by applicable law), Purchaser (or another wholly owned subsidiary of Parent) will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Parent; alternatively, Parent may elect to merge the Company with and into Purchaser (or another wholly owned subsidiary of Siemens AG), and Purchaser or such subsidiary will be the Surviving Corporation in the Merger. At the effective time of the Merger (the "Effective Time"), (i) each share of Common Stock then outstanding, other than shares of Common Stock held by (A) the Company or any of its subsidiaries, (B) Parent or Purchaser or any of their subsidiaries and
(C) holders of shares of Common Stock who properly perfect their dissenter's rights under the PBCL, if applicable, will be converted into the right to receive $54.71 in cash, without interest thereon (the "Common Stock Merger Consideration") and (ii) each share of Preferred Stock then outstanding, other than shares of Preferred Stock held by (A) the Company or any of its subsidiaries, (B) Parent or Purchaser or any of their subsidiaries and (C) holders of shares of Preferred Stock who properly perfect their dissenter's rights under the PBCL, if applicable, will be converted into the right to receive $21.88 in cash, without interest thereon (the "Preferred Stock Merger Consideration"). The Merger Agreement is more fully described in Section 12.

   The Merger Agreement provides that immediately upon the purchase by Purchaser of Securities pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of votes represented by Securities beneficially owned by Purchaser and its affiliates (including Securities so accepted for payment and purchased) bears to the number of votes represented by Securities then outstanding, and the Company shall, at such time, use its best efforts promptly to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both.

   Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of securityholders of the Company of the Merger Agreement and the Merger, if required by applicable law. See
Section 12. The Company has represented that under the PBCL and pursuant to the Articles of Incorporation and the Bylaws of the Company, the affirmative vote of the holders of a majority of the votes cast by the holders of Securities, voting together as a single class, with each share of Common Stock entitled to one vote per share and each share of Preferred Stock entitled to five votes per share, is the only vote of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the Merger, at a meeting of the Company's securityholders. If the Minimum Condition is satisfied and Purchaser purchases Securities representing a majority of the Fully Diluted Voting Power, Purchaser will be able to effect the Merger without the affirmative vote of any other securityholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Securities acquired by them pursuant to the Offer in favor of the Merger. See Section 13. The Merger Agreement is more fully described in Section 12.

   Under Section 1904 of the PBCL, if a corporation owns at least 80% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the shareholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 80% of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock pursuant to the Offer or otherwise, Parent and Purchaser could effect a short-form merger without any further approval of the Company Board or the securityholders of the Company. In the Merger Agreement, Purchaser and the Company have agreed that Purchaser may extend the Offer on one or more occasions for an aggregate period of not more than ten business days if the Minimum Condition has been satisfied but less than 80% of each of the Common Stock and Preferred Stock have been validly tendered and not properly withdrawn. Even if Purchaser does not own 80% of each of the Common Stock and Preferred Stock following the consummation of the Offer, Purchaser could seek to purchase additional Securities in the open market or otherwise in order to reach the 80% threshold and effect a short-form merger. The per Security consideration paid for any Securities so acquired in open market purchases may be greater or less than that paid in the Offer. Parent and Purchaser presently intend to effect a short-form merger, if permitted to do so under the PBCL, pursuant to which Purchaser will be merged with the Company. See Section 13.

   Certain Federal income tax consequences of the sale of Securities pursuant to the Offer are described in Section 5.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

   1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Securities validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Thursday, February 17, 2000, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

   The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of any waiting period imposed by the HSR Act, and the other conditions set forth in Section 15. If such conditions are not satisfied at or prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Securities tendered in the Offer and terminate the Offer and return all tendered Securities to the tendering securityholders, (ii) waive any or all conditions to the Offer (other than clause (A) of the Minimum Condition and the condition that the Merger Agreement shall not have been terminated in accordance with its terms, which conditions may be waived only with the Company's consent) and, subject to complying with applicable rules and regulations of the Commission, purchase all Securities validly tendered, (iii) extend the Offer and, subject to the right of securityholders to withdraw shares of Common Stock until the Expiration Date, retain all Securities which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the provisions of next paragraph, amend the Offer.

   Under the Merger Agreement, Purchaser has the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer, provided that without the prior consent of the Company, no modification or change may be made which (i) decreases the consideration payable in the Offer (except as permitted in the Merger Agreement), (ii) changes the form of consideration payable in the Offer (other than by adding consideration), (iii) changes the Minimum Condition, (iv) decreases the maximum number of Securities sought pursuant to the Offer, (v) changes the material conditions to the Offer in a manner adverse to the Company or its shareholders or option holders, or
(vi) imposes additional material conditions to the Offer (other than in respect of any consideration which is payable in addition to the Common Stock Price and Preferred Stock Price). Notwithstanding the foregoing, Purchaser may (but shall not be required under the Merger Agreement or otherwise to), without the consent of the Company, (i) extend the Offer on one or more occasions for such period as may be determined by Purchaser in its sole discretion (each such extension period not to exceed 10 business days at a time), if at the then scheduled Expiration Date any of the conditions to Purchaser's obligations to accept for payment and pay for Securities shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (iii) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days if the Minimum Condition has been satisfied but less than 80% of each of the Common Stock and Preferred Stock have been validly tendered and not properly withdrawn and (iv) extend the Offer for any reason on one occasion for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or
(iii) of this sentence, notwithstanding the prior satisfaction of the conditions to the Offer set forth in Section 15. The conditions to the Offer are for the benefit of Purchaser and may be waived by Purchaser (provided that Purchaser may not waive the condition that the Merger Agreement shall not have been terminated in accordance with its terms or clause (A) of the Minimum Condition without the Company's consent) in whole or in part at any time and from time to time, in its sole discretion to the extent available (although Purchaser has no current intention of availing itself of such right). In addition, under the Merger Agreement, Purchaser may terminate the Offer as it relates to the Preferred Stock in the event that Purchaser has acquired all of the outstanding shares of Preferred Stock, including pursuant to the exercise of the Purchase Option (as defined below) granted pursuant to the Tender and Option Agreement.

   Subject to the terms of the Merger Agreement and applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Securities, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Securities, whether or not Purchaser exercises its right to extend the Offer.

   Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Securities. Subject to applicable law and without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Securities) is delayed in its purchase of, or payment for, Securities or is unable to pay for Securities pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Securities on behalf of Purchaser, and such Securities may not be withdrawn except to the extent tendering securityholders are entitled to the withdrawal rights described in
Section 4. However, the ability of Purchaser to delay the payment for Securities which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to securityholders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of shares of Common Stock or shares of Preferred Stock pursuant to the Offer, such increased consideration will be paid to all holders whose shares of Common Stock or shares of Preferred Stock, as the case may be, are purchased in the Offer whether or not such shares of Common Stock or shares of Preferred Stock were tendered prior to such increase.

   The Company has provided Purchaser with the Company's securityholder lists and security position listings for the purpose of disseminating the Offer to securityholders. This Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Securities whose names appear on the securityholders lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Securities.

   2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Securities validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15 related to regulatory matters. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of Purchaser. See Section 4.

   Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Securities in order to comply in whole or in part with any applicable law, including without limitation the HSR Act. See Section 16. If Purchaser is delayed in its acceptance for payment of, or payment for (whether before or after its acceptance for payment of Securities), Securities or is unable to accept for payment or pay for Securities pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 15) (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Securities, and such Securities may not be withdrawn except to the extent tendering securityholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4 with respect to shares of Common Stock.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Securities properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Securities. Upon the terms and subject to the conditions of the Offer, payment for Securities accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering securityholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering securityholders. In all cases, payment for Securities accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Securities (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and
(iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering securityholders at different times if delivery of the certificates and other required documents occur at different times. The price paid to any holder of shares of Common Stock pursuant to the Offer will be the highest price per share of Common Stock paid to any other holder of such shares of Common Stock pursuant to the Offer. The price paid to any holder of shares of Preferred Stock pursuant to the Offer will be the highest price per share of Preferred Stock consideration paid to any other holder of such shares of Preferred Stock pursuant to the Offer.

   Under no circumstances will interest be paid on the Common Stock Price or the Preferred Stock Price to be paid by Purchaser for the Securities, regardless of any extension of the Offer or any delay in making such payment.

   If any tendered Securities are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Securities than are tendered, certificates evidencing Securities not tendered or not accepted for purchase will be returned to the tendering securityholder, or such other person as the tendering securityholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of shares of Common Stock delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such shares of Common Stock will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering securityholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to shares of Common Stock delivered by book-entry transfer, any such shares of Common Stock not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such shares of Common Stock were delivered.

   Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Securities tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering securityholders to receive payment for Securities validly tendered and accepted for payment pursuant to the Offer.

   3. Procedures for Tendering Securities.

   Valid Tender. For Securities to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Securities must be received by the Depositary at one of such addresses or, in the case of shares of Common Stock, such shares of Common Stock must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering securityholder must comply with the guaranteed delivery procedures described below.

   If certificates evidencing tendered Securities are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Securities will be purchased.

   Book-Entry Transfer. The Depositary will establish an account with respect to the shares of Common Stock at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of shares of Common Stock by causing the Book-Entry Transfer Facility to transfer such shares of Common Stock into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of shares of Common Stock may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering securityholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares of Common Stock into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." The Company does not anticipate that the shares of Preferred Stock will be eligible for book-entry transfer.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the shares of Common Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   The Letter of Transmittal and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility will not constitute delivery to the Depositary.

   The method of delivery of Securities, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering securityholder. Securities will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Signature Guarantees. No signature guarantee is required on a Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Securities) of Securities tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) if such Securities are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Securities are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Securities not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Securities must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

   Guaranteed Delivery. If a securityholder desires to tender Securities pursuant to the Offer and such securityholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such securityholder's tender may be effected if all the following conditions are met:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date;

     (iii) in the case of shares of Common Stock, the certificates for all tendered shares of Common Stock, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery; and

     (iv) in the case of shares of Preferred Stock, the certificates for all tendered shares of Preferred Stock, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

   A "trading day" is any day on which the Nasdaq National Market is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Securities accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Securities, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering securityholders may be paid at different times depending upon when certificates for Securities or Book-Entry Confirmations with respect to such Securities are actually received by the Depositary.

   The valid tender of Securities pursuant to one of the procedures described above will constitute a binding agreement between the tendering securityholder and Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering securityholder will irrevocably appoint designees of Parent as such securityholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such securityholder's rights with respect to the Securities tendered by such securityholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other shares of Common Stock or shares of Preferred Stock or other securities issued or issuable in respect of such Securities on or after January 16, 2000 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Securities. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Securities tendered by such securityholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Securities tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such securityholder with respect to such Securities (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such securityholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Securities (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's securityholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Securities, Purchaser must be able to exercise full voting, consent and other rights with respect to such Securities (and any and all Distributions), including voting at any meeting of securityholders.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Securities determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender of Securities of any particular securityholder, whether or not similar defects or irregularities are waived in the case of other securityholders. No tender of Securities will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a securityholder surrendering Securities in the Offer, or its assignee (in either case, the "Payee") must, unless an exemption applies, provide the Depositary with such Payee's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct. If a Payee does not provide such Payee's correct TIN or fails to provide the certification described above, the Internal Revenue Service (the "IRS") may impose a penalty on such Payee and payment of cash to such Payee pursuant to the Offer may be subject to backup withholding of 31%. All securityholders surrendering Securities pursuant to the Offer and other Payees should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain Payees (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign securityholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

   Options. Holders of currently exercisable Options may exercise such Options pursuant to their terms and tender the Securities received upon such exercise pursuant to the Offer. Alternatively, holders of unexercised Options will receive cash payments after the Effective Time in respect of such unexercised Options. See Section 12 under "--Options."

   4. Withdrawal Rights. Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Securities are irrevocable. Shares of Common Stock tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 20, 2000.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock to be withdrawn, if different from the name of the person who tendered the shares of Common Stock. If certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares of Common Stock have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Common Stock have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and otherwise comply with such Book-Entry Transfer Facility's procedures.

   Withdrawals of tendered shares of Common Stock may not be rescinded, and any shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn shares of Common Stock may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   5. Certain U.S. Federal Income Tax Consequences. The following is a general summary of certain U.S. Federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Securities whose Securities are tendered and accepted for payment pursuant to the Offer or whose Securities are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following discussion does not address the U.S. Federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., holders who acquired their Securities pursuant to the exercise of employee stock options or other compensation arrangements with the Company, holders who perfect applicable dissenters' rights under the PBCL, foreign holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Securities as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the Federal income tax consequences to persons who do not hold the Securities as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

   The Federal income tax consequences set forth below are included for general informational purposes only. Because individual circumstances may differ, each Holder should consult such Holder's own tax advisor to determine the applicability of the rules discussed below to such Holder and the particular tax effects of the Offer and the Merger, including the application and effect of U.S. Federal, state, local and other income tax laws.

   The receipt of cash for Securities pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Securities pursuant to the Offer or receives cash in exchange for Securities pursuant to the Merger will recognize gain or loss for Federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Securities sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Securities for more than one year at the time of the consummation of the Offer or the Merger. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Security that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Security that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

   6. Price Range of the Securities; Dividends on the Securities. The shares of Common Stock are listed on the Nasdaq National Market under the symbol "MORP". The following table sets forth, for each of the fiscal quarters indicated, the high and low sales price per share of Common Stock on the Nasdaq National Market and the amount of cash dividends paid per share of Common Stock, as reported in published financial sources.

                                                          Sales Price
                                                         -------------   Cash
                                                          High   Low   Dividends
                                                         ------ ------ ---------
   Fiscal Year Ended December 31, 1998:
     First Quarter ended March 31, 1998................. $36.50 $31.50   $0.40
     Second Quarter ended June 30, 1998.................  36.00  27.75    0.00
     Third Quarter ended September 30, 1998.............  30.38  20.00    0.00
     Fourth Quarter ended December 31, 1998.............  28.00  18.00    0.00
   Fiscal Year Ended December 31, 1999:
     First Quarter ended March 31, 1999................. $24.00 $20.38   $0.22
     Second Quarter ended June 30, 1999.................  24.63  20.25    0.00
     Third Quarter ended September 30, 1999.............  29.00  21.75    0.00
     Fourth Quarter ended December 31, 1999.............  42.38  22.00    0.00
   Fiscal Year Ending December 31, 2000:
     First Quarter (through January 20, 2000)........... $54.25 $36.00   $0.00

   On January 14, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported closing sales price of the shares of Common Stock on the Nasdaq National Market was $42.88 per share of Common Stock. On January 20, 2000, the last full trading day prior to the commencement of the Offer, the last reported sales price of the shares of Common Stock on the Nasdaq National Market was $54.13 per share of Common Stock. Securityholders are urged to obtain a current market quotation for the shares of Common Stock.

   The shares of Preferred Stock are not listed for public trading on any market and the Company has advised Purchaser that there is no active market in such shares. Each share of Preferred Stock is entitled to receive an annual dividend of $0.05, in cash or (subject to certain limitations) shares of Preferred Stock. Such dividends may be declared and paid quarterly, semi-annually or annually, in the discretion of the Company Board on such dates as it may determine.

   Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Securities without the prior written consent of Parent, except for regular quarterly dividends on the Preferred Stock consistent with past practices not to exceed $0.0125 per share of Preferred Stock.

   7. Effect of the Offer on the Market for the Common Stock; Stock Quotation; Exchange Act Registration; Margin Regulations.

   Market for the Common Stock. The purchase of shares of Common Stock by Purchaser pursuant to the Offer will reduce the number of holders of shares of Common Stock and the number of shares of Common Stock that might otherwise trade publicly and, depending upon the number of shares of Common Stock so purchased, could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public.

   Stock Quotation. The shares of Common Stock are listed on the Nasdaq National Market. Depending upon the number of shares of Common Stock purchased pursuant to the Offer, the shares of Common Stock may no longer meet the requirements for continued listing on the Nasdaq National Market and may therefore be delisted from the Nasdaq National Market. According to the Nasdaq National Market's published guidelines, the Nasdaq National Market would consider delisting the shares of Common Stock if, among other things, the total number of round-lot holders of shares of Common Stock (including both holders of record and beneficial holders of stock) were to fall below 300, or the number of publicly held shares of Common Stock (exclusive of management or other concentrated holdings) were to fall below 500,000 or the aggregate market value of publicly held shares of Common Stock were to not exceed $1 million. If, as a result of the purchase of shares of Common Stock pursuant to the Offer or otherwise, the shares of Common Stock no longer meet the requirements of the Nasdaq National Market for continued listing and the shares of Common Stock are no longer listed, the market for the shares of Common Stock would be adversely affected.

   If the Nasdaq National Market were to delist the shares of Common Stock, it is possible that the shares of Common Stock would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for the shares of Common Stock and the availability of such quotations would depend upon such factors as the number of holders and/or the aggregate market value of the publicly-traded shares of Common Stock remaining at such time, the interest in maintaining a market in the shares of Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

   Exchange Act Registration. The shares of Common Stock are currently registered under the Exchange Act. Registration of the shares of Common Stock under the Exchange Act may be terminated upon application of the Company to the Commission if the shares of Common Stock are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the shares of Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to the holders thereof and to the Commission, and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions no longer applicable to the Company. Furthermore, if a substantial number of shares of Common Stock are acquired by Purchaser, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or, with respect to certain persons, eliminated. If registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer be margin securities or eligible for listing on the Nasdaq National Market. Purchaser believes that the purchase of shares of Common Stock pursuant to the Offer may result in the shares of Common Stock becoming eligible for deregistration under the Exchange Act and it is the intention of Purchaser to cause the Company to make an application for termination of registration of the shares of Common Stock as soon as possible after successful completion of the Offer, if the shares of Common Stock are then eligible for such termination. If registration of the shares of Common Stock under the Exchange Act is not terminated prior to the Merger, such registration will be terminated following the consummation of the Merger.

   Margin Regulations. The shares of Common Stock are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the shares of Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer constitute "margin securities."

   8. Certain Information Concerning the Company. The information concerning the Company contained in this Offer to Purchase, including that set forth below under "--Summary of Selected Financial Data," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1999, as filed with the Commission pursuant to the Exchange Act, and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although Purchaser, Parent and Siemens AG do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Siemens AG, Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Siemens AG, Parent or Purchaser.

   General. The Company is a Pennsylvania corporation with principal executive offices located at 1201 Sumneytown Pike, Spring House, Pennsylvania 19477-0900. The telephone number of the Company at such offices is (215) 646-7400. The business of the Company consists of developing, manufacturing, selling and supporting advanced instruments and systems used in the measurement and control of industrial manufacturing processes.

   Selected Financial Information. Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1999, as filed with the Commission pursuant to the Exchange Act.

   More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below under "--Available Information."

                              MOORE PRODUCTS CO.

                      SUMMARY OF SELECTED FINANCIAL DATA
                   (In thousands, except per share amounts)

                                                             Nine Months Ended
                                                               September 30,
                                    Year Ended December 31      (Unaudited)
                                  -------------------------- -----------------
                                    1998     1997     1996     1999     1998
                                  -------- -------- -------- -------- --------
Income Statement Data:
  Net sales...................... $168,113 $164,247 $142,892 $123,474 $122,736
  Income before income taxes.....    8,230   10,225    2,752    3,823    6,225
  Net income.....................    3,591    6,468    1,278    2,162    3,136
  Net income per common share:
    Basic........................     1.37     2.50     0.49     0.82     1.20
    Diluted......................     1.26     2.31     0.47     0.77     1.09
Balance Sheet Data (at period
 end):
  Cash and cash equivalents...... $  7,549 $  3,816 $  4,066 $  2,618 $  2,870
  Total current assets...........   69,820   67,110   59,694   69,307   65,885
  Total assets...................  101,967   93,992   86,047  104,825   96,440
  Total current liabilities......   29,820   25,875   24,367   30,283   26,315
  Total stockholders' equity.....   62,955   60,489   54,554   65,346   62,572

   Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent or its representatives with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent and Purchaser). The following is a summary of selected projected financial information provided to Parent by the Company.

                                                Fiscal Year Ended December 31,
                                                -------------------------------
                                                           Projected
                                                -------------------------------
                                                 1999    2000    2001    2002
                                                ------- ------- ------- -------
                                                         (In millions)
Bookings....................................... $ 183.6 $ 193.0 $ 218.0 $ 251.0
Billings.......................................   171.4   185.0   201.0   231.0
Cost of Sales..................................   105.9   110.7   119.0   135.6
Gross Margin...................................    65.5    74.3    82.0    95.4
Research and Development.......................    14.2    15.6    17.5    20.4
Sales and Marketing............................    37.2    37.6    39.1    43.0
General and Administrative.....................     9.1    10.5    11.5    13.1
Total Operating Expense........................    60.5    63.7    68.1    76.5
Operating Income...............................     5.0    10.6    13.9    18.9

   The Company has advised Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer only because the information was provided to Parent and Purchaser during their negotiations with the Company. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has advised Parent and Purchaser that its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. According to the Company, the projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, some of which are beyond the control of the Company, Purchaser or Parent or their respective financial advisors and representatives and some of which inevitably will prove to be incorrect. One cannot predict whether the assumptions used in preparing the foregoing information were or will be accurate; accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those described above. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that Siemens AG, Parent, Purchaser, the Company or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of Siemens AG, Parent or Purchaser or any of their respective financial advisors or the Dealer Manager assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representation to Siemens AG, Parent or Purchaser regarding the projections described above. None of the Company, Purchaser, Parent, Siemens AG or any of their respective financial advisors or the Dealer Manager intends to update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the Offer or the Merger.

   Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's securityholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

  9. Certain Information Concerning Siemens AG, Parent and Purchaser.

   Siemens AG, Parent and Purchaser. Siemens AG is corporation organized under the laws of the Federal Republic of Germany, with its principal executive offices at Wittelsbacherplatz 2, D-80333 Munich, Federal Republic of Germany. The telephone number of Siemens AG at such location is 011-49-89-636-00. Siemens AG's principal business is the design, development, manufacture and marketing of a wide range of electrical and electronic products and systems.

   Parent is a corporation organized under the laws of the State of Delaware, with its principal executive offices at 3333 Old Milton Parkway, Alpharetta, GA 30005-4437. The telephone number of Parent at such location is (770) 751-2000. Parent manufactures and markets a wide variety of electrical and electronic equipment and systems, as well as complete industrial control and automation systems. Parent is a wholly owned subsidiary of Siemens Corporation, a Delaware corporation which has its principal executive offices at 1301 Avenue of the Americas, New York, NY 10019. The capital stock of Siemens Corporation is held by Siemens Beteiligungs Verwaltungs Gesellschaft, GmbH, Siemens Nixdorf Informationssysteme AG and OSRAM GmbH, each of which is a corporation organized under the laws of the Federal Republic of Germany, and Siemens Building Technologies AG, a corporation organized under the laws of Switzerland. All of these subsidiaries in turn are direct wholly owned subsidiaries of Siemens AG.

   Purchaser is a newly incorporated Pennsylvania corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 3333 Old Milton Parkway, Alpharetta, GA 30005-4437. The telephone number of Purchaser at such location is (770) 751-2000. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time Purchaser purchases Securities pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

   Financial Information of Siemens AG. Siemens AG is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters.

   Set forth below is certain selected consolidated financial information relating to Siemens AG and its subsidiaries for Siemens AG's last two fiscal years. The selected consolidated financial information has been prepared in Deutsche Mark in accordance with the German Commercial Code (HGB) and the German Corporation Act (AktG). These accounting principles are referred to herein as "German GAAP." German GAAP differs in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP"). A summary of the significant differences between U.S. GAAP and German GAAP is set forth below. Parent, however, believes that the differences are not material to a decision by a holder of Securities of whether to sell, tender or hold any Securities because any such differences would not affect the ability of Purchaser to obtain sufficient funds to pay for Securities to be acquired pursuant to the Offer. The amounts in the table set forth below are in Deutsche Mark unless otherwise indicated.

                                  SIEMENS AG

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
               (in Deutsche Mark ("DM"), except where otherwise
                   indicated in United States dollars ("$"))

                                                   Years Ended
                         September 30, 1999 (1) September 30, 1999 September 30, 1998
                         ---------------------- ------------------ ------------------
                             (in million $)      (in million DM)    (in million DM)
Income Statement Data:
(Amounts in accordance
 with German GAAP)
  Net sales.............        $72,994             DM134,134          DM117,696
  Net income............          1,985                 3,648                917
  Unappropriated
   consolidated net
   income...............            956                 1,757                892
Balance Sheet Data:
(Amounts in accordance
 with German GAAP)
  Liquid assets.........        $ 2,609             DM  4,794          DM  5,615
  Current assets........         34,730                63,820             59,774
  Total assets..........         65,451               120,273            112,024
  Accrued liabilities...         24,520                45,058             43,351
  Debt..................          7,729                14,203             14,484
  Shareholders' equity..         18,306                33,640             30,292

--------
(1) Amounts in this column are unaudited and have been translated solely for the convenience of the reader at an exchange rate of DM1.8376 = $1.00, the Noon Buying Rate (as defined below) on September 30, 1999. No representation is made that the Deutsche Mark has been, could have been or could be, converted into U.S. dollars at that or any other rate.

   The following represents, in the opinion of management of Siemens AG, the significant differences between U.S. GAAP and German GAAP that would affect the determination of consolidated net income and shareholders' equity of Siemens AG for the periods for which the selected consolidated financial information has been presented herein.

   Internally Developed Computer Software. Under German GAAP, internally developed software may not be capitalized. Under U.S. GAAP, the capitalization of internally developed computer software shall begin once technological feasibility is established, and cease when the product is available for general release to customers.

   Capitalized Interest. German GAAP permits, but does not require, the capitalization of interest as a part of the historical cost of acquisition of assets that are contracted or otherwise provided for an enterprise's own use. Siemens AG does not capitalize the interest incurred in connection with the financing of asset acquisitions. The capitalization of such interest costs is required by U.S. GAAP.

   Long-Term Construction Contracts. Under U.S. GAAP, accounting for work in process and finished goods under the percentage-of-completion method is the preferred method when estimates of costs to complete and extent of progress toward completion of long-term contracts are reasonably dependable. Under German GAAP, accounting for work in process and finished goods is determined using the completed contract method.

   Valuation of Securities. Under German GAAP, securities are valued at the lower of acquisition cost or market value at the balance sheet date. Under U.S. GAAP, securities are classified into one of three categories: held-to-maturity securities, available-for-sale securities or trading securities. Most Siemens AG securities are considered to be available-for-sale and therefore are reported at fair value at the balance sheet date. Unrealized holding gains and losses on available-for-sale securities are accounted for as a component of shareholder's equity (other comprehensive income).

   Deferred Taxes. Under German GAAP, deferred taxes are calculated based on the liability method but are recognized only to the extent that consolidated deferred tax liabilities exceed consolidated deferred tax assets.
Additionally, deferred tax assets may not be established for net operating loss carryforwards.

   Under U.S. GAAP, deferred taxes are provided for all temporary differences between the tax and commercial balance sheets. Not all differences that qualify for the deferred tax calculation are permissible under German GAAP. Under U.S. GAAP, deferred taxes are also calculated for tax loss carryforwards and certain other adjustments using the liability method and based on enacted tax rates. A valuation allowance is established when it is more likely than not that deferred tax assets will not be realized.

   Pension Plans. U.S. GAAP requires pension costs to be recognized and computed as stipulated by the Statement of Financial Accounting Standards No.
87. Under German GAAP, the accruals for pension plans do not reflect forecasted increases of wages and salaries.

   Minority Interests. Contrary to U.S. GAAP, under German GAAP participation of minority shareholders at subsidiaries is shown as part of shareholders' equity and net income.

   Other. Other differences in accounting principles include the valuation of outstanding foreign currency forward transactions, cost capitalized in inventory, and the criteria for differentiating between operating leases and capital leases.

   The following table sets forth, for the periods and dates indicated, certain information concerning the exchange rate between Deutsche Mark and U.S. Dollars based on the noon buying rate in New York City for cable transfers in Deutsche Mark, as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") (expressed as Deutsche Mark per U.S. Dollar). For the period starting on January 1, 1999, the table reflects the conversion of the Noon Buying Rate for Euro to Deutsche Mark at the legally fixed conversion rate of (Euro)1.00 = DM1.95583. From January 1, 1999, upon the introduction of the Euro, until December 31, 2001, Germany and each other country which is part of the European Monetary Union may use two currencies (the Euro and its local currency). During this transitional period, the exchange rate between the Euro and Deutsche Mark is legally fixed at the exchange rate stated above. On January 1, 2002, Deutsche Mark will cease to exist.

                                                 Deutsche Mark per U.S. Dollar
                                               ---------------------------------
                                               Period-end Average
Calendar Year                                     Rate    Rate (1)  High   Low
-------------                                  ---------- -------- ------ ------
1997..........................................   1.7991    1.7394  1.8810 1.5413
1998..........................................   1.6670    1.7588  1.8542 1.6060
1999..........................................   1.9422    1.8493  1.9527 1.6558
2000 (through January 20, 2000)...............   1.9302    1.9113  1.9336 1.8924

--------
(1) The average of the Noon Buying Rates on the last business day of each full month during the relevant period with the exception of 2000 which is the average of the Noon Buying Rates of each business day until January 20, 2000.

   Other Information Regarding Siemens AG, Parent and Purchaser. The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the executive officers of Siemens AG, Parent and Purchaser, and for members of the board of directors of Parent and Purchaser and members of the supervisory board and management board of Siemens AG, respectively, are set forth in Schedule I hereto.

   Except as set forth in this Offer to Purchase or the Schedule 14D-1 referred to in Section 18, none of Siemens AG, Parent, Purchaser or, to the best knowledge of Siemens AG, Parent and Purchaser, any of the persons listed on Schedule I hereto or any associate or majority owned subsidiary of Siemens AG, Parent, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire, directly or indirectly, any Securities, and none of Siemens AG, Parent or Purchaser, or to the best knowledge of Siemens AG, Parent and Purchaser, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Securities during the past 60 days.

   Except as set forth in this Offer to Purchase or the Schedule 14D-1 referred to in Section 18, none of Siemens AG, Parent, Purchaser or, to the best knowledge of Siemens AG, Parent and Purchaser, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

   Except as set forth in this Offer to Purchase or the Schedule 14D-1 referred to in Section 18, none of Siemens AG, Parent, Purchaser, any of their respective affiliates, nor, to the best knowledge of Siemens AG, Parent or Purchaser, any of the persons listed on Schedule I, has had, since January 1, 1997, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission applicable to the Offer. From time to time affiliates of Parent have transacted business with the Company in the ordinary course of business. Except as set forth in this Offer to Purchase or the Schedule 14D-1 referred to in Section 18, since January 1, 1997, there have been no contacts, negotiations or transactions between Siemens AG, Parent, Purchaser, any of their respective affiliates or, to the best knowledge of Siemens AG, Parent and Purchaser, any of the persons listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

   10. Sources and Amount of Funds.

   The Offer is not conditioned upon any financing arrangements. Purchaser estimates that the total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses of the Offer and the Merger and refinancing of existing indebtedness of the Company, is approximately $173.5 million. Purchaser will obtain all such funds from Siemens AG or a direct or indirect wholly owned subsidiary of Siemens AG in the form of capital contributions or advances. Siemens AG anticipates funding the capital contributions or advances through a combination of cash on hand and other internally generated funds.

   11. Background of the Offer; Contacts with the Company.

   Following the appointment of Edward T. Hurd as Chairman of the Board of the Company in the fall of 1996, the Company began re-evaluating the Company's position and prospects as a small independent company in the rapidly consolidating process automation industry and considered various possible strategies for increasing shareholder value. Throughout 1997 and 1998, the Company considered possible alliances with several strategic partners, only one of which evolved beyond preliminary discussions and evaluation. The one potential alliance during this period that advanced beyond preliminary discussions involved a large foreign competitor of the Company. The Company and this potential partner held discussions from time to time through the fall of 1998 and into the early spring of 1999, when they were terminated by mutual agreement.

   In the summer of 1999, the Company was approached by a large U.S. based company that expressed interest in a possible acquisition of the Company. The two companies entered into a confidentiality agreement, and numerous meetings occurred between the Company and this party over the next several months. The Board was routinely updated concerning these discussions through periodic telephone conferences and regularly scheduled meetings. In early November, during a telephonic meeting of the Board in which the Board was being updated on the discussions with this party, the Board directed the Company's management to contact other potential acquirors to assess their interest in entering into a business combination with the Company. Following this meeting, the Company's management made contacts with six potential strategic partners, including Parent and the foreign competitor with whom the Company had terminated discussions in the spring of 1999.

   On November 11, 1999, in compliance with the Board's directions, Mr. Hurd contacted Dr. Manfred R. Liska, Vice President of Strategic Planning and Cooperation of Parent, by telephone. Dr. Liska expressed interest in evaluating a potential business combination with the Company. On November 16, 1999, a confidentiality agreement was executed by the Company and Parent to allow Parent the opportunity to review the Company's business material and to initiate business discussions. On November 17, 1999, Thomas J Malott, President and Chief Executive Officer of Parent, Gary K. Gabriel, Executive Vice President and Chief Financial Officer of Parent, and Dr. Liska met with Mr. Hurd, Donald E. Bogle, President and Chief Executive Officer of the Company, Edward J. Curry, Executive Vice President and Chief Operating Officer of the Company, and Robert E. Wisniewski, Treasurer and Secretary of the Company, at the Company's Spring House, Pennsylvania headquarters. During this meeting, the parties toured the Company's facilities and discussed various issues related to a possible business combination, although this meeting did not yield any specific understanding between the parties. At the conclusion of the meeting, Parent's representatives indicated that they would be in contact with the Company in the near future.

   On November 19, 1999, members of the Company's management, along with some of its financial and legal advisors, met with management members of the U.S. based company that had contacted the Company in the summer of 1999 and discussed the terms of a possible acquisition of the Company in exchange for capital stock of such company having a value per share of Common Stock in the mid $40s range, subject to due diligence and other conditions. Following that meeting, the Company once again contacted Parent and the other potential acquirors who had expressed interest in acquiring the Company and advised them that if they had a serious interest in acquiring the Company they should move forward promptly or risk being too late. On this date the Company also formally retained Conway DelGenio Gries & Co., LLC ("Conway DelGenio") in order to help the Company evaluate proposals from potential acquirors, and Houlihan Lokey to render a fairness opinion. On November 23, 1999, in response to market activity in its stock, the Company issued a press release disclosing that it had engaged an investment banking firm to help it evaluate potential strategic alternatives. Following this press release, the Company was contacted, through Conway DelGenio, by a number of additional potential acquirors. Exploratory discussions commenced with several of these potential acquirors, none of which progressed beyond the preliminary discussion and preliminary due diligence stage. During a telephonic meeting of the Board on November 26, 1999 during which the Board was updated on existing inquiries as well as the initial discussions with Parent, Houlihan Lokey provided the Board with its preliminary view as to a valuation and fairness range for the Securities in a change-of-control transaction.

   On November 29, 1999, at the request of the Company, Parent delivered a preliminary, non-binding letter indicating its interest in acquiring the Company's capital stock with an estimated price range for the shares of Common Stock between $48 to $52 per share. On this date and on November 30, 1999, the Board had telephonic meetings during which Parent's November 29, 1999 letter was discussed. Following the November 30, 1999 Board meeting and over the next several days, Mr. Hurd had several conversations with Mr. Malott and Dr. Liska regarding Parent's preliminary letter of interest and the structure and timing of a potential acquisition by Parent of the Company. During these discussions, Parent indicated that, subject to due diligence and further review and investigation, it could potentially offer as much as $175 million for the Company. Mr. Malott emphasized that Parent would not proceed with an acquisition of the Company unless the Moore family and certain other shareholders agreed to commit their Securities to Parent pursuant to a tender and option agreement. At the same time these discussions were taking place, Dr. Liska was in contact with Mr. Bogle to plan Parent's due diligence. On December 3, 1999, Dr. Liska forwarded a letter to Mr. Bogle relating Parent's desire to refrain from further negotiations until its due diligence was completed. Representatives of Parent visited the Company's Spring House, Pennsylvania facility during the week of December 6 through December 10 and undertook their due diligence review at an off-site location. No substantive business discussions were held during this due diligence period.

   During the week of December 13, 1999, Parent relayed to the Company a number of issues uncovered during Parent's due diligence. On December 17, 1999, Messrs. Malott and Gabriel met via video conference with Messrs. Hurd, Bogle, Moore, Curry and Wisniewski to discuss, among other things, these due diligence issues. At that meeting, Messrs. Malott and Gabriel indicated that the Company's potential acquisition by Parent was scheduled to be discussed that week by members of the Managing Board of Siemens AG. On December 22, 1999, Mr. Malott contacted Mr. Hurd and indicated he was authorized to offer up to an aggregate of $170 million for the Company, again subject to receipt of a tender and option agreement from specified shareholders of the Company and satisfactory completion of due diligence. On that same day, the Board had a telephonic meeting where this value was discussed, and the Board authorized the Company's management to commence negotiations to resolve open issues and to reach a definitive agreement. Beginning on December 22, 1999, members of management of both companies, together with their respective legal and financial advisors, extensively negotiated the terms of the proposed acquisition and the definitive documentation. The principal issues discussed among the parties during these negotiations included the nature and extent of the parties' representations and warranties, the conditions to the Offer, the termination events under the Merger Agreement and the liability of the parties in such circumstances, the amount of the termination fee and expense reimbursement due Parent under the Merger Agreement and the bases upon which they were payable, and the nature of Parent's commitments with respect to various Company officer and employee benefit, employment and indemnification matters.

   On January 13-14, 2000, the Board met to discuss the terms of Parent's offer of $170 million (which equates to $54.71 per share of Common Stock, $21.88 per share of Preferred Stock and the cashing out of all of the Company's outstanding Options for an amount equal to $54.71 minus the exercise price of such Options) and drafts of the Merger Agreement and the Tender and Option Agreement. During these meetings, members of the Company's senior management, together with the Company's legal and financial advisors, reviewed in detail with the Board, among other things, the background of the proposed transaction, the potential benefits and risks of and the strategic and financial rationale of the transactions, and the proposed terms of each of the Merger Agreement and the Tender and Option Agreement. The Board also discussed and approved the Principles (as defined in Section 12 under "--Employee Benefits and Severance Principles Adopted by the Company's Board of Directors"), and further discussed other provisions of the Merger Agreement relating to pension plan and other employee benefits to be provided following the Merger. On January 14, 2000, Houlihan Lokey provided a detailed financial presentation and delivered its oral opinion (to be confirmed in writing upon finalization of the terms of each of the Merger Agreement and the Tender and Option Agreement) that the consideration to be received by holders of each of the shares of Common Stock and Preferred Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Late that day, after extensive discussion and further negotiation with Parent over certain terms, the Board unanimously approved each of the Merger Agreement, the Tender and Option Agreement and the transactions contemplated thereby, subject to certain changes discussed at the meeting. The Board further authorized the officers to complete the negotiations and, subject to receipt of the final written fairness opinion from Houlihan Lokey, to enter into and perform each of the Merger Agreement and the Tender and Option Agreement.

   On January 16, 2000, the representatives of both Parent and the Company concluded negotiations of mutually acceptable definitive documentation. Parent, Purchaser and the Company executed the Merger Agreement and Parent, Purchaser, the Company and the Certain Stockholders executed the Tender and Option Agreement on January 16, 2000, and the transaction was announced prior to the opening of business on January 17, 2000 by the issuance of a joint press release.

   On January 21, 2000, Purchaser commenced the Offer.

   12. Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.

   Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Siemens AG indirectly to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Securities not purchased pursuant to the Offer. The Company will, as of the Effective Time, be an indirect wholly owned subsidiary of Siemens AG.

   Merger Agreement.

   The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement which is filed with the Commission as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by Siemens AG, Parent and Purchaser (the "Schedule 14D-1") and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

   The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, Purchaser will purchase all Securities validly tendered pursuant to the Offer. The Merger Agreement provides that Purchaser has the right, in its sole discretion, to modify and make certain changes to the terms and conditions of the Offer as described in Section 1.

   The Company's Board of Directors. The Merger Agreement provides that immediately upon the acceptance for payment of and payment for any Securities by Purchaser or any of its affiliates pursuant to the Offer, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the increase in the size of such Board pursuant to this paragraph) and (ii) the percentage that the number of votes represented by Securities beneficially owned by Purchaser and its affiliates (including Securities so accepted for payment and purchased) bears to the number of votes represented by Securities then outstanding. In furtherance thereof, concurrently with such acceptance for payment and payment for such Securities the Company will, upon request of Parent and in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, use its best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company's Board of Directors, and, subject to applicable law, the Company will take all reasonable actions available to the Company to cause such designees of Parent to be so elected or appointed. The Merger Agreement provides that at such time, the Company will, if requested by Parent and subject to applicable law, also take all reasonable action necessary to cause persons designated by Parent to constitute at least the same percentage

(rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and
(iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, the Company will use its best efforts to ensure that, in the event that Purchaser's designees are elected to the Board of Directors of the Company, such Board of Directors will have, at all times prior to the Effective Time, at least two directors who are directors on the date of the Merger Agreement and who are not officers or affiliates of the Company (it being understood that for purposes of this sentence, a director of the Company will not be deemed an affiliate of the Company solely as a result of his status as a director of the Company), Parent or any of their respective subsidiaries (the "Independent Directors"); and provided further, that, in such event, if the number of Independent Directors is reduced below two for any reason whatsoever the remaining Independent Director may designate a person to fill such vacancy who is not an officer or affiliate of the Company, Parent, or any of their respective subsidiaries and such person will be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors may designate two persons to fill such vacancies who may not be officers or affiliates of the Company, Parent or any of their respective subsidiaries, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company will promptly take all action reasonably requested by Parent necessary to effect any such election, including mailing to its shareholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (or, at Parent's request, furnishing such information to Parent for inclusion in the Offer Documents initially filed with the Commission and distributed to the shareholders of the Company) as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors and prior to the Effective Time, any amendment of the Merger Agreement materially adverse to the holders of the Securities or any termination of the Merger Agreement by the Company may be effected only by the action of a majority of the Independent Directors of the Company, which action will be deemed to constitute the action of any committee specifically designated by the Board of Directors of the Company to approve the actions contemplated thereby and the full Board of Directors of the Company; provided, that, if there shall be no Independent Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

   The Merger. Pursuant to the Merger Agreement and the PBCL, as promptly as practicable after the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions, including the purchase of Securities pursuant to the Offer and the approval and adoption of the Merger Agreement by the shareholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Surviving Corporation") and, as of the Effective Time, a wholly owned subsidiary of Parent. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Purchaser as a constituent corporation in the Merger. Notwithstanding the foregoing, Parent may elect at any time prior to the time that the notice of the meeting of shareholders of the Company to consider approval of the Merger and the Merger Agreement (the "Shareholder Meeting") is first given to the Company's shareholders that instead of merging Purchaser into the Company as hereinabove described, to merge the Company into Purchaser or another direct or indirect wholly owned subsidiary of Siemens AG; provided, however, that the Company will not be deemed to have breached any of its representations, warranties or covenants in the Merger Agreement solely by reason of such election. In such event the parties will execute an appropriate amendment to the Merger Agreement in order to reflect the foregoing and to provide that Purchaser or such other subsidiary of Parent will be the Surviving Corporation. At the Effective Time, (i) each issued and outstanding share of Common Stock, other than shares of Common Stock held by (A) the Company or any of its subsidiaries, (B) Parent or Purchaser or any of their subsidiaries and (C) shareholders who properly perfect their dissenters rights under the PBCL, will be converted into the right to receive the Common Stock Merger Consideration or any higher price that may be paid for shares of Common Stock pursuant to the Offer, without interest and (ii) each issued and outstanding share of Preferred Stock other than shares of Preferred Stock held by (A) the Company or any of its subsidiaries, (B) Parent or Purchaser or any of their subsidiaries and (C) shareholders who properly perfect their dissenters rights under the PBCL, will be converted into the right to receive the Preferred Stock Merger Consideration or any higher price that may be paid for shares of Preferred Stock pursuant to the Offer, without interest. The Company's Articles of Incorporation will become the Articles of Incorporation of the Surviving Corporation, and Purchaser's Bylaws will be the Bylaws of the Surviving Corporation.

   Options. The Merger Agreement provides that, simultaneously with the execution of the Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof) adopted appropriate resolutions, and the Company agreed to take all other actions necessary after the date of the Merger Agreement, if any, to provide that each outstanding stock option (each "Option") theretofore granted under the Company's 1997 Non-Employee Directors' Equity Incentive Plan (the "Directors' Plan") and the Company's 1994 Stock Option Plan (the "Management Plan") (collectively, the "Company Stock Option Plans"), whether or not then vested or exercisable, will, at the Effective Time, be cancelled, and each holder thereof will be entitled to receive a payment in cash from the Company (subject to any applicable withholding taxes, the "Cash Payment"), upon cancellation, equal to the product of (i) the number of Securities subject to such Option and (ii) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share subject or related to such Option. The Cash Payment shall be paid by the Company immediately before the Effective Time. As provided in the Merger Agreement, the Company Stock Option Plans (and any feature of any benefit plan or other plan, program or arrangement) providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary will terminate as of the Effective Time. The Merger Agreement provides that the Company will take all steps necessary to ensure that none of the Company or any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than the current shareholders of Purchaser or its affiliates, to acquire any capital stock of the Surviving Corporation or any of its subsidiaries or, to receive any payment in respect thereof (except for Cash Payments to be made as described in this paragraph to holders of Options outstanding immediately prior to the Effective Time) and to cause such Options to be cancelled or cause the holders of the Options to agree to such cancellation thereof.

   The Merger Agreement provides that no further grants of Options will be made under the Company Stock Option Plans after the date of the Merger Agreement, and the provision in any other benefit plan providing for the potential issuance, transfer or grant of any capital stock of the Company or any of its subsidiaries or any interest, or release of restrictions in respect of any capital stock of the Company or any of its subsidiaries will be deleted, and the Company Stock Option Plans will be terminated, as of the Effective Time, and the Company will ensure that following the Effective Time no holder of an Option (whether or not outstanding as of the Effective Time), restricted stock, derivative security, or any participant in any other benefit plan will have any right thereunder to acquire any capital stock of the Company or any of its subsidiaries or the Surviving Corporation. No participant in the Company Stock Option Plans will be entitled to receive any other payment or benefit thereunder except as described in this and the preceding paragraph.

   Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, capitalization, authority to enter into the Merger Agreement, the absence of certain changes, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which the Company or its assets may be subject, financial statements, filings with the Commission, disclosures in proxy statements and tender offer documents, absence of certain changes or events, litigation, insurance, labor and employment matters, employee benefit plans, tax matters, compliance with applicable laws, intellectual property, brokers' and finders' fees, environmental matters, material contracts, applicability of state takeover statutes, undisclosed liabilities, title to properties, indemnification claims, excess parachute payments, termination agreements, deductions under Section 162(m) of the Code, the vote required to approve the Merger Agreement and its receipt of the Financial Advisor Opinion.

   In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which Parent or Purchaser or their assets may be subject, financing, disclosures in proxy statements and tender offer documents and brokers' and finders' fees.

   Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by Parent, it will and will cause each of its subsidiaries to (i) operate its business in the usual and ordinary course consistent with past practices, (ii) use its reasonable best efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers and others having business dealings with it to the end that its goodwill and ongoing business will be unimpaired at the Effective Time, (iii) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice and
(iv) use its reasonable best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

   Except as set forth in the disclosure schedules to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by Parent, from the date of the Merger Agreement until the Effective Time, it will not, and will not permit any of its subsidiaries to (a) (i) increase the compensation (or benefits) payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy or practice of the Company or its subsidiaries as disclosed in the disclosure schedules to the Merger Agreement and in effect on the date of the Merger Agreement) to, or enter into or amend in any material respect any employment or severance agreement with, any employee; (iii) establish, adopt, enter into or amend any collective bargaining agreement or benefit plan of the Company or any commonly controlled entity; or (iv) take any action to accelerate any rights or benefits, or make any determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or benefit plan of the Company or any commonly controlled entity; (b) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for regular quarterly dividends on the Preferred Stock consistent with past practices (including as to declaration, record and payment dates), each such quarterly dividend in no event to exceed $0.0125 per share of Preferred Stock and dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company; (c) except for redeeming the Preferred Stock in certain circumstances at the request of Parent or Purchaser, redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock (including, without limitation, the Preferred Stock) of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries (other than (i) any such acquisition by the Company or any of its wholly owned subsidiaries directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary, or
(ii) any acquisition, purchase, forfeiture or retirement of shares of Common Stock or the Options occurring pursuant to the terms (as in effect on the date of the Merger Agreement) of any existing benefit plan of the Company or any of its subsidiaries, in a manner otherwise consistent with the terms of the Merger Agreement); (d) effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests; (e) offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any Voting Company Debt or other voting securities of, the Company or any of its subsidiaries, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than issuances of shares of Common Stock upon the exercise of the Options outstanding at the date of the Merger Agreement in accordance with the terms thereof (as in effect on the date of the Merger Agreement) and the acceleration of such Options as contemplated in the Merger Agreement; (f) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other person (other than the purchase of inventories and supplies from suppliers or vendors in the ordinary course of business and consistent with past practice and other than asset acquisitions which do not exceed $50,000 in any individual transaction or $100,000 in the aggregate); (g) sell, lease, exchange or otherwise dispose of, or grant any lien with respect to, any of the properties or assets of the Company or any of its subsidiaries that are, individually or in the aggregate, material to the business of the Company and its subsidiaries, except for dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business and consistent with past practice; (h) propose or adopt any amendments to its articles of incorporation or bylaws or other organizational documents; (i) effect any change in any accounting methods, principles or practices in effect as of December 31, 1998 affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in generally accepted accounting principles; (j) (i) incur any indebtedness for borrowed money (other than borrowings for working capital purposes under the Company's existing revolving credit facility disclosed in the disclosure schedules to the Merger Agreement which aggregate borrowings will not exceed $5 million at any time), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company; (k) enter into certain contracts described in the Merger Agreement; (l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's filings and reports (including proxy statements) under the Exchange Act filed since December 31, 1998 and publicly available prior to the date of the Merger Agreement or incurred since the date of such financial statements in the ordinary course of business consistent with past practice; (m) take certain other actions set forth in the Merger Agreement; (n) settle the terms of any material litigation affecting the Company or any of its subsidiaries; (o) make any tax election except in a manner consistent with past practice, change any method of accounting for tax purposes, or settle or compromise any material tax liability; (p) make or agree to make any new capital expenditures other than capital expenditures which individually do not exceed $250,000 and which in the aggregate do not exceed $500,000 and provided such are in accordance with the Company's budget; or (q) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty of the Company in the Merger Agreement or the Tender and Option Agreement untrue or incorrect in any material respect or cause any condition set forth in Section 15 to occur or any condition under "--Conditions to the Merger" to be unsatisfied.

   No Solicitation. In the Merger Agreement, the Company has agreed from and after the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement, that neither the Company nor any of its subsidiaries will directly or indirectly initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making or submission of any Acquisition Proposal (as defined below) or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or to obtain or induce any person or group to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or group to do or seek any of the foregoing or authorize or permit any of its officers, directors or employees or any of its subsidiaries or affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its subsidiaries to take any such action; provided, however, that nothing contained in the Merger Agreement will prohibit the Company or the Board of Directors of the Company from, prior to the earlier to occur of acceptance for payment of Securities pursuant to the Offer or adoption of the Merger Agreement by the requisite vote of the shareholders of the Company, furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited (i.e. not solicited after the date of the Merger Agreement) written, bona fide Acquisition Proposal that constitutes, or may reasonably be expected to lead to, any Superior Proposal (as defined below), if, and only to the extent that (i) the Board of Directors of the Company, after consultation with and based upon the opinion of independent legal counsel (who may be the Company's regularly engaged independent legal counsel) determines reasonably and in good faith that the failure to do so would reasonably be expected to constitute a breach of the fiduciary duty of the Board of Directors of the Company under applicable law and (ii) prior to taking such action the Company (x) delivers to Parent and Purchaser the notice required pursuant to the Merger Agreement stating that it is taking such action and (y) receives from such person or group an executed confidentiality agreement that is not, in any material respect, less restrictive as to such person or entity than the Confidentiality Agreement (as defined below) and which, in any event, contains customary confidentiality and standstill restrictions and shall not contain any exclusivity provisions which would prohibit the Company from complying with its obligations described under "--No Solicitation" or otherwise under the Merger Agreement. Any violation of the restrictions described under "--No Solicitation" by any officer, director, employee or affiliate of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor, agent or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, will be deemed to be a breach by the Company of the provisions described under "--No Solicitation".

   Except as expressly permitted by the Merger Agreement, neither the Board of Directors of the Company nor any committee thereof may (i) withdraw, modify in a manner adverse to Parent or Purchaser or fail to make, or propose to withdraw, modify in a manner adverse to Parent or Purchaser or fail to make its approval or recommendation of the Offer or the Merger or of the Tender and Option Agreement, the Merger Agreement and the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) take any action not previously taken to render the provisions of any anti-takeover statute, rule or regulation (including Sections 2538 through 2588, inclusive, of the PBCL) inapplicable to any person (other than Parent, Purchaser or their affiliates) or group or to any Acquisition Proposal, or (iv) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal; provided, however, that prior to the earlier to occur of acceptance for payment of Securities pursuant to the Offer or adoption of the Merger Agreement by the requisite vote of the shareholders of the Company, the Board of Directors of the Company may terminate the Merger Agreement if, and only to the extent that (A) such Acquisition Proposal is a Superior Proposal,
(B) the Board of Directors of the Company, after consultation with and based upon the written opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines reasonably and in good faith that the failure to do so would reasonably be expected to constitute a breach of the fiduciary duty of the Board of Directors of the Company under applicable law, (C) the Company will, prior to or simultaneously with the taking of such action, have paid or pay to Parent or Purchaser or their designee the Termination Fee, (D) the Company is not in material breach of the Merger Agreement, including without limitation the provisions of the Merger Agreement described under "--No Solicitation," (E) the Company shall have complied with its obligations relating to termination of the Merger Agreement in this situation and (F) concurrently with such termination, the Company enters into a definitive acquisition agreement with respect to such Superior Proposal.

   In addition to the obligations of the Company set forth in the two preceding paragraphs, the Company agreed to promptly (and in any event, within one business day) advise Parent orally and in writing of any request for information or the submission or receipt of any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any such request, Acquisition Proposal or inquiry and the Company's response or responses thereto. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. Immediately following the execution of the Merger Agreement, the Company was required to terminate and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

   "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the Transactions contemplated by the Merger Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or of any Material Business (as defined below) or of any subsidiary or subsidiaries responsible for a Material Business in a single transaction or series of related transactions; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of the outstanding shares of any class of equity securities of the Company or its subsidiaries (or in the case of a person or group which beneficially owns more than 20% of the outstanding shares of any class of equity securities of the Company as of the date of the Merger Agreement, would result in such person or group increasing the percentage or number of shares of such class beneficially owned by such person or group) or the filing of a registration statement under the Securities Act in connection therewith; (iv) any acquisition of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or of any agreement to engage in any of the foregoing. "Superior Proposal" means any proposal made by one or more third parties to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, all the shares of Common Stock and Preferred Stock then outstanding or all or substantially all of the assets of the Company and its subsidiaries which the Board of Directors of the Company determines reasonably and in good faith (based on the written opinion of Houlihan Lokey or another financial advisor of nationally recognized reputation) to be superior to each of (x) the holders of Common Stock and (y) the holders of Preferred Stock from a financial point of view (taking into account any changes to the terms of the Merger Agreement and the Offer that have been proposed by Parent in response to such proposal) and to be more favorable to the Company and each of (x) the holders of Common Stock and (y) the holders of Preferred Stock (taking into account all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such proposal and the third party making such proposal and the conditions and prospects for completion of such proposal) than the Offer, the Merger and the other Transactions taken as a whole. "Material Business" means any business (or the assets needed to carry out such business) that contributed or represented 15% or more of the net sales, the net income or the assets (including equity securities) of the Company and its subsidiaries taken as a whole.

   The Merger Agreement provides that nothing contained therein shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if the Board of Directors of the Company, after consultation with and based upon the written opinion of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines reasonably and in good faith that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duty of the Board of Directors under applicable law; provided that neither the Board of Directors of the Company nor any committee thereof withdraws or modifies, or proposes to withdraw or modify, the approval or recommendation of the Board of Directors of the Company of the Offer or the Merger or approves or recommends, or publicly proposes to approve or recommend, an Acquisition Proposal unless and until the Company and its Board of Directors have complied with all the provisions of the Merger Agreement described under "--No Solicitation."

   Indemnification. In the Merger Agreement, Parent and Purchaser agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers of the Company and its subsidiaries as provided in the

Company's and/or, if greater, such subsidiaries' respective articles of incorporation or bylaws will survive the Merger and will continue in full force and effect in accordance with their terms for a period of six years from the Effective Time. Parent will cause to be maintained, if commercially available, for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy (the "D&O Insurance"), provided that Parent may substitute therefor, at its election, policies or financial guarantees with the same carriers or other obligors as insure Parent's directors and officers of at least the same coverage and amounts containing terms and conditions which are substantially similar to the existing D&O Insurance to the extent that such insurance policies provide coverage for events occurring prior to the Effective Time for all persons who are or were directors and/or officers of the Company at any time prior to the Effective Time, so long as the annual premium to be paid by the Company after the Effective Time for such D&O Insurance during such six-year period would not exceed $133,875 per year. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of $133,875 per year, Parent will use reasonable efforts to cause such insurance coverage to be obtained for an amount equal to $133,875 per year, on terms and conditions substantially similar to the existing D&O Insurance.

   Employee Plans and Benefits and Agreements. Pursuant to the Merger Agreement, Parent and Purchaser will, and will cause the Surviving Corporation to, from and after the Effective Time, honor the employment agreement between the Company and Donald E. Bogle dated October 31, 1997.

   Pursuant to the Merger Agreement, subsequent to the Effective Time, Purchaser or Parent will cause appropriate action to be taken to amend the Company's Pension Plan (the "Company Pension Plan") with respect to the benefit earned under the Company Pension Plan by those participants in the Company Pension Plan who are actively employed by the Company at the Effective Time ("Eligible Participants"), as set forth in this paragraph. The amendments will be as follows: (i) the reduction in the amount of the Company Pension Plan benefit that is payable to Eligible Participants due to the commencement of such Eligible Participant's Company Pension Plan benefit prior to the Eligible Participant attaining his or her normal retirement age under the Company Pension Plan shall be changed to be the same as the reduction that is set forth in a specified provision of the Siemens Retirement Plan, provided that the Eligible Participant is at least age 55 and has at least ten years of vesting service under the Company Pension Plan at the time of his or her termination of employment from the Surviving Corporation or an affiliate of the Surviving Corporation; and (ii) a lump sum optional form of benefit payment shall be added to the Company Pension Plan, provided that the Eligible Participant is at least age 55 and has at least ten years of vesting service under the Company Pension Plan at the time of his or her termination of employment from the Surviving Corporation or an affiliate of the Surviving Corporation. All of the other provisions of the Company Pension Plan shall continue to apply in accordance with its terms. The Merger Agreement provides that after the Effective Time Purchaser or Parent will cause appropriate action to be taken to merge the assets and liabilities of the Company Pension Plan into the Siemens Retirement Plan, or its successor Plan.

   Pursuant to the Merger Agreement, if and when a cash balance formula becomes effective under the Siemens Retirement Plan, Purchaser or Parent will cause appropriate action to be taken to have the calculation of the opening balances for Eligible Participants who are actively employed with the Surviving Corporation or any other U.S. affiliate of Parent at the time the conversion to such formula becomes effective for such Eligible Participants to be made in accordance with the provisions of this paragraph. The calculation of the opening balance under the cash balance formula for an Eligible Participant for whom the sum of his or her age and vesting service under the Moore Pension Plan at the time of the conversion is less than 55, shall be done in accordance with the terms of the Siemens Retirement Plan in effect at the time of the conversion. For an Eligible Participant for whom the sum of his or her age and vesting service under the Company Pension Plan at the time of the conversion is equal to or more than 55, the opening balance shall be equal to the sum of (A) the opening balance calculated in accordance with the provisions of the Siemens Retirement Plan in effect at the time of the conversion and (B) the additional amount that is necessary so that after taking into account future pay and interest credits the projected age 65 benefit from the cash balance formula of the Siemens Retirement Plan is equal to the projected age 65 benefit from the Company Pension Plan. For purposes of calculating clause (A) under the immediately preceding sentence, if the Eligible Participant is at least age 55 and has at least 10 years of vesting service under the Company Pension Plan at the time of the conversion, the Eligible Participant's opening balance shall be based upon the Eligible Participant's early retirement benefit under the Company Pension Plan, and for all other Eligible Participants an age 65 benefit shall be used. For purposes of calculating the amount under clause (B) in the second preceding sentence, the following assumptions shall be used: (1) an interest rate of 6.5%, (2) the prevailing commissioners' standard mortality table as described in Section 807(d) of the Internal Revenue Code used to determine reserves for group annuity contracts issued on the date the conversion is calculated, (3) a salary scale of 4%, and (4) pay credits ranging from 4 to 15%.

   The Merger Agreement provides that, after the Effective Time, Purchaser or Parent will cause appropriate action to be taken to have a separation plan adopted with respect to the employees of the Company who are actively employed by the Company at the Effective Time which will provide (A) one week of separation pay for each full year of service, and (B) an additional payment of eight weeks of separation pay if a general release acceptable to the employer of such employees is executed, and for purposes of calculating benefits under this separation plan, service with the Company that is recognized as vesting service under the Company Pension Plan shall be included.

   Employee Benefits and Severance Principles Adopted by the Company's Board of Directors.

   The Board of Directors of the Company, coincident with its approval of the Merger Agreement, adopted principles to memorialize certain determinations made by the Board with respect to certain employee benefits and severance matters affecting the Company's employees after the Effective Time (the "Principles"). In the Merger Agreement, Parent has agreed to implement and carry out these Principles with the same effect as if fully set forth in the Merger Agreement.

   The following is a summary of certain provisions of the Principles adopted by the Board of Directors of the Company on January 14, 2000. This summary is not a complete description of the terms and conditions of the Principles and is qualified in its entirety by reference to the full text of the Principles which the Company has filed with the Commission as an exhibit to the Schedule 14D-9 and is incorporated herein by reference. Capitalized terms not otherwise defined below have the meanings set forth in the Principles. The Principles may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

   For purposes of meeting any service requirements for participation, vesting or early retirement under any pension or other benefit plans sponsored by Purchaser, Parent or the Company in which the employees of the Company shall be covered after the Effective Time, Purchaser or Parent will cause appropriate action to be taken to cause the service of the Company employees with the Company or any of its subsidiaries that is considered vesting service under the Company Pension Plan to be recognized as service under such plans.

   At the Effective Time, Purchaser or Parent will cause appropriate action to be taken to cause those individuals who are actively employed by the Company at the Effective Time to be covered by benefit plans that are comparable in the aggregate to the benefits that those employees had at the Effective Time, provided, however, that nothing in the Principles will (i) require Purchaser or Parent to provide any equity based plan not generally made available to employees of Parent and Purchaser; or (ii) prevent the sponsor of such plans from amending or modifying such plans at any time after the Effective Time, in accordance with the Merger Agreement. In addition, Purchaser or Parent will cause appropriate action to be taken to cause any health plans under which employees of the Company will be covered after the Effective Time to waive any pre-existing condition requirements with respect to the employees of the Company and their eligible dependents.

   The Company will continue the employment of each of Donald E. Bogle, Edward
J. Curry, William B. Moore, and Robert E. Wisniewski (each, a "Designated Officer") for a period of not less than six months (the "Initial Period") after the Effective Time at salaries at least equal to those in effect for each Designated Officer as of January 14, 2000. If during the period commencing on the first day after the expiration of the Initial Period and ending on the second anniversary of the Effective Time (the "Protected Period") the Company or any successor thereto discharges any Designated Officer other than for Cause (as defined in the Principles) or by reason of the Designated Officer's death, or if the Designated Officer resigns for Good Reason (as defined in the Principles) the Company or any successor thereto will: (a) make a lump sum payment to such Designated Officer of an amount equal to one week's pay for each of the Designated Officer's years of service, calculated in accordance with provision relating to employee's service; (b) provided that such Designated Officer enters into, and does not breach in any material respect Parent's customary release and 12 month non-compete agreement (with respect to the material business or businesses in which such Designated Officer was engaged at any time during the 24 month period prior to termination), pay such Designated Officer, over the ensuing 12 months, an amount equal to, and on essentially the same schedule as, the base salary that would have been paid to such Designated Officer if he had remained employed for those 12 months at the base salary in effect on the date of his termination; (c) continue the medical coverage in effect for such Designated Officer on the date of his termination for the remainder of the Protected Period; and (d) provide such Designated Officer appropriate outplacement services. If any payment to be made hereunder, together with the other payments and benefits that the Designated Officer is entitled to receive from the Company or any successor thereto would be subject to the excise tax imposed by Section 4999 of the Code, the payments to be made hereunder will be reduced, but only to the extent necessary in the opinion of Parent's independent auditors so that those payments will be deductible by the Company or any successor and not subject to excise tax. Any such determination with respect to Mr. Bogle shall be made in accordance with his Employment Agreement.

   Parent and Purchaser will, and will cause the Company to, honor in accordance with their existing terms the split dollar life insurance arrangements between the Company and those of its employees covered by such arrangements on January 14, 2000, provided that except as to individuals retired on or before such date or who retire after such date under circumstances entitling them to an immediate pension under a pension plan maintained by the Company or any successor, no such arrangement will remain in effect following termination of employment.

   Reasonable Best Efforts. In the Merger Agreement, subject to the terms and conditions thereof, each of the parties thereto has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions as soon as reasonably practicable. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement and the Tender and Option Agreement, the proper officers and directors of each party to the Merger Agreement shall take all such necessary action. Such reasonable best efforts shall apply to, without limitation, (i) the obtaining of all necessary consents, approvals or waivers from third parties and any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") necessary to the consummation of the Transactions and (ii) opposing vigorously any litigation or administrative proceeding relating to the Merger Agreement and the Tender and Option Agreement or the transactions contemplated thereby, including, without limitation, promptly appealing any adverse court or agency order. Notwithstanding the foregoing or any other provisions contained in the Merger Agreement or the Tender and Option Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation of any kind to
(i) respond to a second request for information under the HSR Act or to enter into any negotiations or to otherwise agree with or litigate against any Governmental Entity, including but not limited to any governmental or regulatory authority with jurisdiction over the enforcement of any applicable federal, state, local and foreign antitrust, competition or other similar laws, or (ii) otherwise agree with any Governmental Entity or any other party to sell or otherwise dispose of, agree to any limitations on the ownership or control of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, its subsidiaries, Parent or any of Parent's affiliates.

   The Company will use its reasonable best efforts to complete prior to the expiration of the Offer all activities, if any, required of the Company in connection with, and in compliance with, the Connecticut Property Transfer Law (Sections 22a-134 through 22a-134e of the Connecticut General Statutes, as amended by Public Act 95-183) with respect to the Company's 74 Northwest Drive, Plainville, Connecticut property.

   The Company and its Board of Directors will (i) use its reasonable best efforts to ensure that no state takeover statute or similar statute, rule or regulation (including Sections 2538 through 2588, inclusive, of the PBCL) is or becomes applicable to the Offer, the Merger, the Merger Agreement, the Tender and Option Agreement or any of the other Transactions and (ii) if any state takeover statute or similar statute, rule or regulation becomes applicable to the Transactions, use its reasonable best efforts to ensure that the Transactions, including the transactions contemplated by the Merger Agreement and the Tender and Option Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Tender and Option Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

   Standstill Agreements. The Merger Agreement provides that, subject to the Company's rights described under "--No Solicitation," the Company will not terminate, amend, modify or waive any material provision of any confidentiality or standstill or similar agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent or Purchaser). Subject to the foregoing, during such period, the Company has agreed to enforce and to permit (and, to the fullest extent permitted under applicable law, assigns its rights thereunder to Parent and Purchaser) Parent and Purchaser to enforce on its behalf and as third party beneficiaries thereof, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction. In addition, the Company waived any rights the Company may have under any standstill or similar agreements to object to the transfer to Purchaser of all Securities held by shareholders covered by such standstill or similar agreements and agreed not to consent to the transfer of any Securities held by such shareholders to any other person unless (i) the Company has obtained the specific, prior written consent of Parent with respect to any such transfer or (ii) the Merger Agreement has been terminated in accordance with the provisions set forth in "--Termination."

   Shareholder Meeting. The Merger Agreement provides that, to the extent required by applicable law and subject to the Company's rights described under "--No Solicitation," the Company will promptly after consummation of the Offer take all action necessary in accordance with the PBCL and its Articles of Incorporation and Bylaws to convene a meeting of the shareholders of the Company to consider and vote on the Merger and the Merger Agreement. At such shareholder meeting, all of the Securities then owned by Parent, Purchaser or any other subsidiary of Parent will be voted to approve the Merger and the Merger Agreement. The Board of Directors of the Company will recommend that the Company's shareholders vote to approve the Merger and the Merger Agreement if such vote is sought, will use its best efforts to solicit from shareholders of the Company proxies in favor of the Merger and will take all other action in its judgment necessary and appropriate to secure the vote of shareholders required by the PBCL to effect the Merger.

   Notwithstanding the foregoing, in the event that Purchaser acquires at least 80% of each of the Common Stock and Preferred Stock, the parties to the Merger Agreement will, at the request of Purchaser, take all necessary and appropriate action to cause the Merger to become effective as a "short-form merger" without a meeting of the shareholders of the Company. See Section 13.

   Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (i) if required by the PBCL, the Merger Agreement shall have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with applicable law, (ii) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated, or enforced by any court or Governmental Entity which is in effect and has the effect of prohibiting the consummation of the Merger and (iii) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated, (iv) in the case of the Company's obligations, all other governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to subject any officer, director, employee or shareholder of the Company to civil or criminal liability in respect of the failure to obtain such consent, and (v) in the case of Parent's and Purchaser's obligations, all other governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement (including merger control clearance by the German Federal Cartel Office under the GWB Act) shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to have a Material Adverse Effect on the Company or Parent, or materially impede the operation or use of any of the Company's assets or business after the Closing.

   Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the shareholders of the Company) prior to the Effective Time:

     (a) by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and Purchaser;

     (b) by Parent, Purchaser or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action is or shall have become nonappealable;

     (c) by Parent or Purchaser, if due to an occurrence or circumstance which would result in the occurrence and continued existence of any of the conditions described in Section 15, Purchaser shall have (i) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (ii) terminated the Offer without purchasing any Securities pursuant to the Offer or (iii) failed to accept for payment Securities pursuant to the Offer prior to May 31, 2000;

     (d) by the Company (i) if there shall not have been and be continuing a material breach of any representation, warranty, covenant or agreement on the part of the Company, and Purchaser shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (B) subject to the ability of Parent and Purchaser to terminate the Offer as it relates to the Preferred Stock in the event that Parent or Purchaser has acquired all of the outstanding shares of Preferred Stock, including pursuant to the Purchase Option pursuant to the Tender and Option Agreement, terminated the Offer without purchasing all the Securities validly tendered and not withdrawn pursuant to the Offer, or (C) subject to the ability of Parent and Purchaser to terminate the Offer as it relates to the Preferred Stock in the event that Parent or Purchaser has acquired all of the outstanding shares of Preferred Stock, including pursuant to the Purchase Option pursuant to the Tender and Option Agreement, failed to accept for payment Securities pursuant to the Offer prior to May 31, 2000, or (ii) prior to the purchase of Securities pursuant to the Offer, concurrently with the execution of a definitive acquisition agreement under the circumstances permitted by the provisions described under "--No Solicitation," provided, that such termination described in this clause
  (ii) will not be effective unless (x) the Company and its Board of Directors shall have complied in all material respects with all their obligations under the provisions described under "--No Solicitation" and the Company shall have paid the Termination Fee (as defined below) and (y) the Company shall have provided Parent and Purchaser with at least five business days' prior written notice prior to terminating the Merger Agreement, which notice shall be accompanied by (1) a copy of the proposed definitive acquisition agreement with respect to the Superior Proposal that the Company proposes to accept, (2) the Company's written certification that it has made the determinations with respect to such Superior Proposal required pursuant to the Merger Agreement and (3) the representation that the Company will, in the absence of any other Superior Proposal, execute such a definitive acquisition agreement unless Parent or Purchaser modify the Offer or the Merger Agreement such that the Company's Board of Directors determines that the Offer and the Merger (as so modified) are at least as favorable as such Superior Proposal;

     (e) by Parent or Purchaser prior to the purchase of Securities pursuant to the Offer, if (i) any representations and warranties of the Company contained in the Merger Agreement which are qualified by materiality shall not be true and correct at any time prior to the acceptance for payment of Securities pursuant to the Offer (without regard to any knowledge qualifications therein), or the representations and warranties of the Company contained in the Merger Agreement which are not qualified by materiality shall not be true and correct in any material respect at any time prior to the acceptance for payment of Securities pursuant to the Offer (without regard to any knowledge qualifications therein) (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such date), or (ii) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by it, and which breach, in the case of clause (i) and (ii) above, shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach to the Company by Parent or Purchaser and (B) May 31, 2000; provided, however, that the Company shall have no right to cure and Parent and Purchaser may immediately terminate the Merger Agreement in the event that such breach by the Company was willful, in the event of a material breach of the provisions described under "--No Solicitation" (whether or not willful), or in the event that such breach is not reasonably capable of being cured within such period of time or (iii) the Board of Directors of the Company or any committee thereof shall have withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger, any of the Transactions or the Merger Agreement, or shall have approved or recommended to the Company's shareholders an Acquisition Proposal or any other acquisition of Securities other than the Offer and the Merger, or shall have adopted any resolutions to effect any of the foregoing or (iv) the Board of Directors of the Company shall have failed to publicly reaffirm their approval or recommendation of the Offer, the Merger, the Transactions or the Merger Agreement within two business days following Parent's or Purchaser's written request to do so;

     (f) by the Company prior to the purchase of any Securities pursuant to the Offer if (i) there shall have been a material breach of any representation or warranty in the Merger Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or the Merger or (ii) Parent or Purchaser shall not have performed or complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by them, and such breach materially adversely affects the Company, its shareholders generally or its employees generally or which materially adversely affects (or materially delays) the consummation of the Offer or the Merger, and which breach, in the case of both clause (i) and clause (ii) above, shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach to Parent and Purchaser by the Company and (B) May 31, 2000; provided, however, that Parent and Purchaser shall have no right to cure such breach and the Company may immediately terminate the Merger Agreement in the event that such breach by Parent or Purchaser was willful or in the event such breach is not reasonably capable of being cured within such period of time;

     (g) by Parent or Purchaser prior to the purchase of Securities pursuant to the Offer if any person or group (which includes a "person" or "group" as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 20% of the outstanding shares of Common Stock or Preferred Stock or shall have consummated or entered into a definitive agreement or an agreement in principle to consummate an Acquisition Proposal or if any person or group which, prior to the date of the Merger Agreement, had a Schedule 13D or 13G on file with the Commission shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 10% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Common Stock and Preferred Stock) constituting 10% or more of any such class or series (it being understood that the execution of the Tender and Option Agreement by the Certain Securityholders and the performance of their obligations thereunder shall not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering such provision); or

     (h) by Parent or Purchaser if the Company or any Certain Securityholders who beneficially own, individually or in the aggregate, 10% of the Fully Diluted Voting Power or 10% of the Fully Diluted Shares shall have breached in any material respect any of its or their obligations under the Tender and Option

  Agreement and such breach shall not have been cured, provided that there shall be no right to cure in respect of breaches that are not reasonably capable of cure (which shall include, without limitation, breaches of provisions of the Tender and Option Agreement dealing with restrictions on the transfer of Securities, voting and solicitation of competing bids discussed under "--Tender and Option Agreement" below.

   In the event of the termination and abandonment of the Merger Agreement pursuant to the provisions set forth under "--Termination" above, the Merger Agreement, except for certain provisions, will become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders. To the extent the Company then owes Parent a Termination Fee pursuant to the provisions described under "--Termination Fee" at the time of such termination, termination by the Company pursuant to the provisions set forth under "--Termination" above will not be effective unless prior to or simultaneously therewith such Termination Fee is paid to the Parent.

   Termination Fee. Except as provided below, the Merger Agreement provides that all fees and expenses incurred by the parties thereto will be borne solely and entirely by the party which has incurred such fees and expenses (provided that the filing fees under the HSR Act and under the GWB Act will be borne by Purchaser).

   If:

     (i) (x) Parent or Purchaser terminates the Merger Agreement pursuant to paragraph (c) under "--Termination" or the Company terminates the Merger Agreement pursuant to clause (d)(i) under "--Termination," in either case, in circumstances when, prior to such termination any third party shall have acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock or Preferred Stock (or any person or group with a Schedule 13D or 13G on file with the Commission (including the shareholders party to the Tender and Option Agreement except as expressly permitted in that agreement) shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including Common Stock and Preferred Stock), through the acquisition of stock, the formation of a group or otherwise, constituting 10% or more of any such class or series (it being understood that the execution of the Tender and Option Agreement by the Company shareholders that are parties thereto and the performance of their obligations thereunder will not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering this provision)) or shall have made or consummated or announced an intention to make or consummate an Acquisition Proposal (or with respect to any proposal that may be existing on the date of the Merger Agreement, not withdrawn such Acquisition Proposal) or (y) Parent or Purchaser terminates the Merger Agreement pursuant to paragraph (g) under "--Termination," and, in any such case described in clauses (x) or (y) above, within 12 months after such termination the Company or any of its subsidiaries enters into or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to consummate an Acquisition Proposal;

     (ii) Parent or Purchaser terminates the Merger Agreement pursuant to (x) clauses (e)(i) or (ii) under "--Termination" as a result of a willful breach of the Merger Agreement by the Company or any material breach of the provisions described under "--No Solicitation" (whether or not willful),
  (y) clauses (e)(iii) or (iv) under "--Termination" or (z) paragraph (h) under "--Termination";

     (iii) the Company terminates the Merger Agreement pursuant to clause
  (d)(ii) under "--Termination"; or

     (iv) the Company terminates the Merger Agreement pursuant to paragraph
  (f) under "--Termination" in circumstances when Parent or Purchaser shall also have the right to terminate the Merger Agreement pursuant to the circumstances described in clauses (i) or (ii) above;

then, in each case, the Company will pay to Parent, within two business days following the execution and delivery of such agreement or such occurrence, as the case may be, or prior to or simultaneously with such termination by the Company as contemplated by clauses (i), (iii) or (iv) above, a fee, in cash, of $5.5 million (a "Termination Fee"); provided, that the Company in no event shall be obligated to pay more than one such

Termination Fee with respect to all such agreements and occurrences and such termination. These provisions will not derogate from any other rights or remedies which Parent or Purchaser may possess under the Merger Agreement or under applicable law, and the payment of the Termination Fee will not be deemed to constitute liquidated damages.

   If the Merger Agreement is terminated as a result of a breach of the Merger Agreement by any party thereto and such breach is not a willful and material breach by the breaching party or a material breach by the Company of the provisions described under "--No Solicitation," such breaching party shall have no liability to the non-breaching party (or parties) under the Merger Agreement except that: (i) no such breach shall relieve the obligation of the Company to pay the Termination Fee if it is otherwise payable pursuant to the provisions described above under "--Termination Fee"; (ii) no such breach shall affect the rights provided to Parent or Purchaser under the enforcement provisions of the Merger Agreement to the extent available; and (iii) the breaching party, irrespective of whether the breach is willful, shall be responsible for the Expenses (as defined below) of the non-breaching party (or parties), except with respect to a Specified Breach (as defined below) as to which there shall be no liability. The parties to the Merger Agreement acknowledged and agreed that no such limitation of liability or any other limitation of liability shall apply to breaches which are willful and material or a material breach by the Company of the provisions described under "--No Solicitation."

   For purposes of the provisions under "--Termination Fee," "Expenses" shall mean the reasonable documented out of pocket costs and expenses (not to exceed an aggregate maximum of $3.0 million) incurred by the non-breaching party (or parties) and its affiliates with respect to or arising out of the negotiation and execution of the Merger Agreement, the Tender and Option Agreement, the Confidentiality Agreement and the performance of the Transactions, including all fees and expenses of counsel, accountants, investment bankers, printers, experts and consultants and travel expenses, disbursements and other external or internal out of pocket costs or expenses. "Specified Breach" shall mean a breach of a representation or warranty contained in the Merger Agreement (i) first occurring after the date of the Merger Agreement, (ii) caused by an event or circumstance first occurring after the date of the Merger Agreement outside of the breaching party's control, direction and ability to cure, and
(iii) in respect of which the breaching party had no knowledge of the likelihood of occurrence prior to the date of the Merger Agreement (e.g., an act of God). A Specified Breach shall not include, in any event, a material breach of a representation or warranty as of the date of the Merger Agreement.

   The Merger Agreement provides that the Termination Fee shall not be refundable or subject to offset or any other claim by the Company, provided that (i) if the Company shall have paid any Expenses to Parent or Purchaser pursuant to the two preceding paragraphs, the amount of such Expenses which have been so paid shall be credited against the amount of any Termination Fee which is thereafter due and payable to Parent or Purchaser pursuant to the provisions under "--Termination Fee," (ii) if the Company shall have paid any Termination Fee to Parent or Purchaser pursuant to the provisions under "-- Termination Fee," the amount of such Termination Fee which has been so paid shall be credited against the amount of any Expenses which thereafter are due and payable to Parent or Purchaser pursuant to the two preceding paragraphs and (iii) in connection with any suit or claim for monetary damages brought by Parent or Purchaser with respect to a breach of the Merger Agreement by the Company, the amount of the Termination Fee paid by the Company, if any, shall be credited against the amount of any monetary damages suffered by Parent or Purchaser which the Company otherwise would be responsible for with respect to such suit or claim.


   Tender and Option Agreement.

   The following is a summary of certain provisions of the Tender and Option Agreement. This summary is not a complete description of the terms and conditions of the Tender and Option Agreement and is qualified in its entirety by reference to the full text of the Tender and Option Agreement which is filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Tender and Option Agreement. The Tender and Option Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

   Pursuant to the Tender and Option Agreement, each Certain Securityholder agreed to validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw, except in the event the Purchase Option is exercised, in which case such withdrawal shall be for the limited purpose of consummating the Purchase Option) pursuant to and in accordance with the terms of the Offer as promptly as reasonably possible and in any event prior to the tenth business day after commencement of the Offer (or the earlier of the expiration date of the Offer and the fifth business day after such Securities are acquired by such Certain Securityholder if the Certain Securityholder acquires Securities after the date of the Tender and Option Agreement), all of the then outstanding Securities beneficially owned by such Certain Securityholder (including the shares of Common Stock and Preferred Stock outstanding as of the date of the Tender and Option Agreement and set forth in the Tender and Option Agreement opposite such Certain Securityholder's name). The Certain Securityholders party to the Tender and Option agreement are the Trust U/W Coleman B. Moore, the Trust U/D Coleman B. Moore (I), the Trust U/D Coleman B. Moore (II), the Trust U/D Frances O. Moore (Trustee James A. Moore), the Trust U/D Frances O. Moore (Trustee Thomas C. Moore), the Trust U/D Frances O. Moore (Trustee William B. Moore), the Moore Products Co. Pension Plan, the Moore Products Co. Pension Plan Benefits Committee, James O. Moore, Thomas C. Moore as Custodian, the 1977 Moore Family Trust, William B. Moore, Donald E. Bogle, Edward T. Hurd, Edward J. and Madeline J. Curry JTWROS, Edwin G. and Jean G. Rorke JTWROS, Raymond M. Reed, Ralph H. and Ruth
M. Owens JTWROS, the Robert B. Adams Trust, u/a dated 1/27/99, F. Lawton Hindle, and Robert E. Wisniewski. In the event, notwithstanding the provisions of the first sentence of this paragraph, any Securities beneficially owned by a Certain Securityholder are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Securities will remain subject to the terms of the Tender and Option Agreement.

   Each Certain Securityholder (other than the Trust U/D Frances O. Moore (Trustee James O. Moore), the Trust U/D Frances O. Moore (Trustee Thomas C. Moore), the Trust U/D Frances O. Moore (Trustee William B. Moore), Edward T. Hurd, Edward J. and Madeline J. Curry JTWROS, Edwin G. and Jean G. Rorke JTWROS, Raymond M. Reed, Ralph H. and Ruth M. Owens JTWROS, the Robert B. Adams Trust, u/a dated 1/27/99 and F. Lawton Hindle and each of Robert E. Wisniewski and Edward J. Curry in their capacity as individuals), (a) agreed that at any annual, special, postponed or adjourned meeting of the shareholders of the Company it will cause the Securities such Certain Securityholder beneficially owns to be counted as present (or absent if requested by Parent or Purchaser) thereat for purposes of establishing a quorum and to vote or consent and (b) constitute and appoint Parent and Purchaser, or any nominee thereof, with full power of substitution, during and for the term of the Tender and Option Agreement, as his true and lawful attorney and proxy for and in his or its name, place and stead, to vote all the Securities such Certain Securityholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the shareholders of the Company (and this appointment will include the right to sign his or its name (as shareholder) to any consent, certificate or other document relating to the Company that laws of the Commonwealth of Pennsylvania may require or permit), in the case of both (a) and (b) above, (x) in favor of approval and adoption of the Merger Agreement and approval and adoption of the Merger and the other transactions contemplated thereby and (y) against (1) any Acquisition Proposal, (2) any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement or the Tender and Option Agreement and (3) the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company or any of its subsidiaries as of the date of the Tender and Option Agreement;
(B) any change in the present capitalization of the Company or any amendment of the Company's or any of its subsidiaries' articles or certificate of incorporation or bylaws, as amended to date; (C) any other material change in the Company's or any of its subsidiaries' corporate structure or business; or
(D) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer, the Merger and the other transactions contemplated by the Tender and Option Agreement and the Merger Agreement.

   Each Certain Securityholder granted to Parent and Purchaser an irrevocable option (the "Purchase Option") to purchase for cash, in a manner set forth below, any or all of the Securities (and including Securities acquired after the date of the Tender and Option Agreement by such Certain Securityholder) beneficially owned by the Certain Securityholder at a price (the "Exercise Price") per Security equal to $54.71 per share of Common Stock and $21.88 per share of Preferred Stock, as the case may be. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like, the Exercise Price will be appropriately adjusted.

   The Tender and Option Agreement provides that in the event that (i) the Purchase Option has been exercised, in whole or in part with respect to any Certain Securityholder, (ii) the Merger has not been consummated and (iii) within 12 months after the last exercise of the Purchase Option with respect to any Certain Securityholder Parent or any affiliate of Parent sells the Securities acquired upon exercise of the Purchase Option ("Purchase Option Securities") to a third party or parties (other than an affiliate of Parent) or the Company consummates a merger or consolidation with, or sells all or substantially all of its assets or equity interests to, such a third party or parties (the events referred to in this clause (iii) being referred to as a "Subsequent Transaction"), Parent will notify each Certain Securityholder from whom or which Parent or Purchaser acquired Purchase Option Securities within five business days of the occurrence of such Subsequent Transaction and of the receipt by Parent or any of its affiliates of proceeds from such Subsequent Transaction with respect to such Purchase Option Securities. Parent will pay to each such Certain Securityholder an amount in cash and/or shall deliver an amount in kind to such Certain Securityholder (in accordance with the nature of the consideration received by Parent and any of its affiliates from such Subsequent Transaction) equal to one-half of the excess, if any, of (A) the total consideration received by Parent and any of its affiliates with respect to such Purchase Option Securities acquired from such Certain Securityholder resulting from such Subsequent Transaction less the prorated amount of any expenses incurred by Parent or its affiliates in connection with such Subsequent Transaction over (B) the total consideration received by such Certain Securityholder upon exercise of the Purchase Option with respect to such Purchase Option Securities acquired from such Certain Securityholder. For the purposes of making this calculation, any non-cash consideration to be paid to such Certain Securityholder will be valued at fair market value.

   In the event that (i) the Purchase Option has not been exercised as to all of the Securities subject to the Purchase Option, (ii) the Merger has not been consummated and (iii) at any time before the first anniversary of the later of the termination of the Merger Agreement under circumstances where a Termination Fee is payable thereunder or the last day on which the Purchase Option is exercisable, a Certain Securityholder or any affiliate of such Certain Securityholder sells the Securities as to which the Purchase Option has not been exercised ("Subject Securities") to a third party or parties (other than an affiliate of Parent) in a Subsequent Transaction or the Company consummates a Subsequent Transaction, such Certain Securityholder will notify Parent within five business days of each of the occurrence of such a Subsequent Transaction and of the receipt by such Certain Securityholder or any of its affiliates of proceeds from such a Subsequent Transaction with respect to such Subject Securities. Such Certain Securityholder will pay to Parent an amount in cash and/or shall deliver an amount in kind to Parent (in accordance with the nature of the consideration received by such Certain Securityholder and any of its affiliates from such Subsequent Transaction) equal to one-half of the excess, if any, of (A) the total consideration received by such Certain Securityholder and any of its affiliates with respect to such Subject Securities resulting from such Subsequent Transaction over (B) the total consideration which would have been received by such Certain Securityholder upon exercise of the Purchase Option had the Purchase Option been so exercised. For the purposes of making this calculation, any non-cash consideration to be paid to Parent shall be valued at fair market value.

   The Tender and Option Agreement provides that, in the event that (i) the Purchase Option has been exercised, in whole or in part with respect to any Certain Securityholder, (ii) the Merger is consummated and (iii) Parent and Purchaser have increased the price per share of either the Common Stock or the Preferred Stock payable in the Merger above the Exercise Price set forth in the fourth paragraph under "--Tender and Option Agreement," (it being understood that the payment of any amounts pursuant to the exercise of dissenters' rights will not be considered for this purpose), Parent will pay to each Certain Securityholder from whom Parent or

Purchaser purchased Purchase Option Securities, within two business days following the Effective Time of the Merger, an amount equal to the excess of
(A) the price per share paid for the Common Stock and Preferred Stock in the Merger over (B) the Exercise Price of the Common Stock and/or Preferred Stock, as the case may be, purchased by Parent or Purchaser from such Certain Securityholder upon exercise of the Purchase Option.

   The Tender and Option Agreement provides that subject to the conditions set forth below, the Purchase Option may be exercised by Parent or Purchaser, in whole or in part, at any time or from time to time after the occurrence of any Trigger Event. A "Trigger Event" means any one of the following: (i) the Merger Agreement becomes terminable under circumstances that entitle Parent or Purchaser to receive the Termination Fee under the Merger Agreement (regardless of whether the Merger Agreement is actually terminated or such Termination Fee is then actually paid), (ii) the Offer has expired but, due to the failure of the Certain Securityholder to validly tender and not withdraw all of the then outstanding Securities beneficially owned by such Certain Securityholder, the Purchaser has not accepted for payment or paid for all of such Securities, (iii) a tender or exchange offer for some or all Securities shall have been publicly proposed to be made or shall have been made by another person, or (iv) it shall have been publicly disclosed or Parent or Purchaser shall have otherwise learned that after the date of the Tender and Option Agreement, (A) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or Purchaser or their affiliates) shall have acquired or proposed to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Common Stock and Preferred Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company, (B) any such person or group which, prior to the date of the Tender and Option Agreement, had a
Schedule 13D or 13G on file with the Commission shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 10% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Common Stock and Preferred Stock) constituting 10% or more of any such class or series, (C) any person (other than Parent or Purchaser or their affiliates) shall have filed a Notification and Report Form under the HSR Act, or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company, or (D) any person or group (other than Parent and Purchaser or their affiliates) shall have entered into or publicly offered to enter into a definitive agreement with the Company with respect to a merger, consolidation or other business combination including the Company. Notwithstanding the foregoing, it is understood that the execution of the Tender and Option Agreement by the Certain Securityholders and the performance of their obligations thereunder shall not, in itself, be deemed to constitute a Trigger Event.

   The Purchase Option will terminate upon the earliest of: (i) the Effective Time; (ii) termination of the Merger Agreement other than upon, during or after the occurrence of a Trigger Event; (iii) 90 days following any termination of the Merger Agreement upon, during or after the occurrence of a Trigger Event (or if, at the expiration of such 90 day period the Purchase Option cannot be exercised or the Closing thereunder cannot occur by reason of any applicable judgment, decree, order, injunction, law or regulation, 20 business days after such impediment to exercise or Closing has been removed or has become final and not subject to appeal); or (iv) the exercise in full of the Purchase Option and consummation of the Closing with respect thereto. Upon the giving by Parent or Purchaser to a Certain Securityholder of the Exercise Notice and the tender of the aggregate Exercise Price, Parent or Purchaser, as the case may be, subject to applicable law and the Closing conditions, will be deemed to be the holder of record of the Securities transferable upon such exercise, notwithstanding that the stock transfer books of the Company are then closed or that certificates representing such Securities have not been actually delivered to Parent.

   Pursuant to the Tender and Option Agreement, if requested by Parent and Purchaser in the Exercise Notice, such Certain Securityholder will exercise all Options (to the extent exercisable) and other rights (including conversion or exchange rights) beneficially owned by such Certain Securityholder and will sell the Securities acquired pursuant to such exercise to Parent or Purchaser as provided in the Tender and Option Agreement.

   In the Tender and Option Agreement, the Company agreed that immediately upon the purchase of an aggregate of not less than 10% of the voting power of all outstanding Securities by Purchaser or any of its affiliates pursuant to the Purchase Option, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the increase in the size of such Board pursuant to this paragraph) and (ii) the percentage that the number of votes represented by Securities beneficially owned by Purchaser and its affiliates (including Securities so purchased pursuant to the Purchase Option) bears to the number of votes represented by Securities then outstanding. In furtherance thereof, the Company agreed that it and its Board of Directors will, upon the request of Parent, use their reasonable best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company's Board of Directors, and, subject to applicable law, the Company will take all reasonable actions available to the Company to cause such designees of Parent to be so elected or appointed (including by calling a special meeting of its stockholders if so requested by Parent or Purchaser). At such time, the Company will, if requested by Parent, subject to applicable law, also take all reasonable action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. Such designees of Purchaser will be assigned to the class of directors having the latest expiration date for its term of office at the time of such election.

   The Tender and Option Agreement provides that the obligation of each Certain Securityholder to sell such Certain Securityholder's Securities to Parent or Purchaser thereunder is subject to the conditions that (i) all waiting periods, if any, under the HSR Act, applicable to the sale of the Securities or the acquisition of the Securities by Parent or Purchaser, as the case may be, thereunder have expired or have been terminated; (ii) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any court, administrative agency or other Governmental Entity, if any, required in connection with sale of the Securities or the acquisition of the Securities by Parent or Purchaser thereunder have been obtained or made; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such sale or acquisition is in effect.

   Under the Tender and Option Agreement, the Company has agreed to provide Parent and Purchaser certain registration rights with respect to the Securities purchased pursuant to the Purchase Option.

   The Tender and Option Agreement will terminate (a) upon the later to occur of (i) the termination of the Purchase Option (other then in connection with the exercise in full of the Purchase Option and consummation of the Closing with respect thereto) or (ii) 90 days after the final Closing, except for certain sections of the Tender and Option Agreement relating to the Purchase Option and certain representations, warranties, covenants and agreements, which will only terminate as and when provided therein, or (b) by the mutual consent of each Certain Securityholder as to its rights and obligations hereunder, the Board of Directors of the Company and the Board of Directors of Parent.

   The obligations of the Pension Plan under the Tender and Option Agreement are subject to the applicable provisions of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the rules and regulations thereunder and, in the event performance by the Pension Plan of its obligations thereunder would contravene the applicable provisions of ERISA and the rules and regulations thereunder and the Pension Plan and Parent receive the written opinion of independent counsel to the Pension Plan to such effect, the Pension Plan will be deemed not to be in breach of its obligations under the Tender and Option Agreement to the extent it will be required to take or not take any action in compliance with ERISA and the rules and regulations thereunder.

   Confidentiality Agreement.

   The following is a summary of certain provisions of the Confidentiality Agreement effective as of November 15, 1999, between Parent and the Company (the "Confidentiality Agreement"). This summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement which is filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Confidentiality Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

   Pursuant to the terms of the Confidentiality Agreement that Parent and the Company entered into effective November 15, 1999, the Company and Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. Parent agreed to restrictions on the ability of Parent to solicit employees of the Company subject to certain exceptions.

   13. Plans for the Company; Other Matters.

   Plans for the Company. Based on a preliminary review of the Company's operations, Parent currently intends, among other things, to integrate Parent's process automation activities (including recently acquired businesses) into the Company's process automation systems and measurement and control products businesses, which Parent believes will significantly enhance its position in process automation. Parent also intends to consider strategic alternatives with respect to the Company's measurements solutions business and certain real estate and to redeploy excess assets in the Company's defined benefit pension plan in a manner consistent with the plan's commitments to the Company's employees and retirees. Parent expects to reduce costs by leveraging other common assets, operations, sales and technical organizations. Parent will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the combination of the operations of the Company with those of Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, articles of incorporation, by-laws, capitalization or management or involve consolidating and streamlining certain operations and reorganizing other businesses and operations. In addition, subject to the terms of the Merger Agreement, Parent currently intends to terminate the declaration of dividends on the Company's Common Stock after the consummation of the Offer.

   Assuming the Minimum Condition is satisfied and Purchaser purchases Securities pursuant to the Offer, Parent intends to promptly, subject to Rule 14f-1 of the Exchange Act, exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See
Section 12. Purchaser presently intends to exercise its rights to cause the Company to elect to the Company Board its designees, and Purchaser intends to select such designees from among the individuals (who are currently officers or directors of Parent) identified in Schedule I hereto and in the Schedule 14D-9. The Merger Agreement also provides that the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time. Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Securities through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Securities acquired by them, subject to the terms of the Merger Agreement.

   Except as disclosed in this Offer to Purchase, neither Siemens AG, Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

   Shareholder Approval. Under the PBCL and the Company's Articles of Incorporation, the approval of the Company Board and the affirmative vote of the holders of a majority of the votes cast by the holders of Securities, voting together as a single class, with each share of Common Stock entitled to one vote per share and each share of Preferred Stock entitled to five votes per share, are required to adopt and approve the Merger Agreement and the Merger. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger and the Merger Agreement by the Company's shareholders in accordance with the PBCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the votes cast by the holders of Securities, voting together as a single class, with each share of Common Stock entitled to one vote per share and each share of Preferred Stock entitled to five votes per share, is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the PBCL described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the votes cast by the holders of Securities, voting together as a single class, with each share of Common Stock entitled to one vote per share and each share of Preferred Stock entitled to five votes per share. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Securities then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least Securities representing a majority of the Fully Diluted Voting Power, they would have the ability to effect the Merger without the affirmative votes of any other shareholders.

   Short-Form Merger. Section 1904 of the PBCL provides that, if a corporation owns at least 80% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may either merge such subsidiary into itself or merge itself into such other corporation, in either case, without any action or vote on the part of the board of directors or the shareholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 80% of the outstanding shares of Common Stock and the outstanding shares of Preferred Stock, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the shareholders of the Company, subject to compliance with the provisions of
Section 1904 of the PBCL. In the Merger Agreement, Purchaser and the Company have agreed that Purchaser may extend the Offer on one or more occasions for an aggregate period of not more than ten business days if the Minimum Condition has been satisfied but less than 80% of each of the Common Stock and Preferred Stock have been validly tendered and not properly withdrawn. Even if Purchaser does not own 80% of each of the Common Stock and Preferred Stock following the consummation of the Offer, Purchaser could seek to purchase additional Securities in the open market or otherwise in order to reach the 80% threshold and effect a short-form merger. The per Security consideration paid for any Securities so acquired in open market purchases may be greater or less than that paid in the Offer. Parent and Purchaser presently intend to effect a short-form merger, if permitted to do so under the PBCL, pursuant to which Purchaser will be merged with the Company.

   Appraisal Rights. Holders of Securities do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, notwithstanding anything in the Merger Agreement to the contrary, any issued and outstanding Securities held by persons who object to the Merger and comply with all the provisions of the PBCL concerning the right of holders of Securities to dissent from the Merger and require appraisal of their shares of Common Stock or Preferred Stock (a "Dissenting Shareholder") will not be converted into the right to receive the Common Stock Price or the Preferred Stock Price, without interest thereon, pursuant to the Merger

Agreement, but will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the PBCL; provided, however, that the Securities outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who will, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the PBCL, will be deemed to be converted as of the Effective Time into the right to receive the Common Stock Price or the Preferred Stock Price, as the case may be, payable to the holder thereof, without interest thereon. Under the Merger Agreement, the Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the PBCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the PBCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the PBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

   The foregoing summary of the rights of Dissenting Shareholders under the PBCL does not purport to be a complete statement of the procedures to be followed by holders of Securities desiring to exercise any appraisal rights available under the PBCL and is qualified in its entirety by the full text of
Section 1930 and Subchapter D of Chapter 15 of the PBCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the PBCL. Failure to follow the steps required by Section 1930 and Subchapter D of Chapter 15 of the PBCL for perfecting appraisal rights may result in the loss of such rights.

   Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of shares of Common Stock pursuant to the Offer in which Purchaser seeks to acquire the remaining shares of Common Stock not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger shareholders would receive the same price per share of Common Stock as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction. The purchase of a substantial number of shares of Common Stock pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration, although Parent has no current intention to do so prior to the Effective Time. See Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

   14. Dividends and Distributions.

   The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, the Company will not, and will not permit any of its subsidiaries without the prior written consent of Parent to, (i) split, combine or reclassify any issued and outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution (payable in cash, stock, property or otherwise) with respect to such shares, (ii) redeem, purchase, acquire or offer to acquire (or permit any subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock or
(iii) issue, sell, pledge, accelerate, modify the terms of or dispose of, or agree to issue, sell, pledge, accelerate, modify the terms of or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets, provided, that the Company may declare and pay to holders of shares of Preferred Stock regular quarterly cash dividends not to exceed $0.0125 per share of Preferred Stock per fiscal quarter.

   15. Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer or the Merger Agreement, in addition to (and not in limitation of) Purchaser's rights pursuant to the Merger Agreement to extend and amend the Offer in accordance with the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to Rule 14e-1(c) of the Exchange Act, pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any Securities not theretofore accepted for payment or paid for, and Purchaser may terminate or amend the Offer (subject to certain provisions of the Merger Agreement) if in the sole judgment of Purchaser (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance of such Securities for payment or the payment therefor, any of the following conditions has occurred and continues to exist:

     (a) any representations and warranties of the Company in the Merger Agreement which are qualified by materiality shall not be true and correct (determined without regard to any knowledge qualifications therein) as of such time, or the representations and warranties of the Company in the Merger Agreement which are not qualified by materiality shall not be true and correct (determined without regard to any knowledge qualifications therein) in any material respect, as of such time (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such date) and which breach shall not have been cured prior to the earlier of (i) 10 business days following notice of such breach and
  (ii) May 31, 2000; provided, however, that the Company shall have no right to cure such breach in the event that such breach by the Company was willful or in the event such breach is not reasonably capable of being cured within such period of time;

     (b) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by it and which breach shall not have been cured prior to the earlier of (i) 10 business days following notice of such breach and (ii) May 31, 2000; provided, however, that the Company shall have no right to cure such breach in the event that such breach by the Company was willful, if such breach involves a material breach of the provisions of the Merger Agreement described under "--No Solicitation" in Section 12 (whether or not such breach was willful) or in the event such breach is not reasonably capable of being cured within such period of time;

     (c) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index), (ii) any extraordinary or material adverse change in the financial markets in the United States or the Federal Republic of Germany, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Federal Republic of Germany by any Governmental Entity, (iv) any mandatory limitation, by any Governmental Entity on, or other event that materially affects, the extension of credit by banks or other lending institutions, (v) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or the Federal Republic of Germany which could reasonably be expected to have a Material Adverse Effect on the Company or materially adversely affect or delay the consummation of the Offer, (vi) any material adverse change in United States or the Federal Republic of Germany currency exchange rates or a suspension of, or limitation on, the markets therefor, (vii) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof, or (viii) a decline in the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 25%, measured from the close of business on the date of the Merger Agreement;

     (d) there shall be threatened or pending any suit, action, or proceeding by any Governmental Entity, or by any other person which has a reasonable possibility of success, (i) challenging the acquisition by Parent or Purchaser of the Securities, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or the performance of any of the other Transactions or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any of the businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any of the material businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any of the other Transactions, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Securities accepted for payment pursuant to the Offer including, without limitation, the right to vote the Securities accepted for payment by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, (v) requiring divestiture by Purchaser or any of its affiliates of any Securities or (vi) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Parent;

     (e) there shall be any statute, rule, regulation, judgment, order or injunction (including with respect to competition or antitrust matters) enacted, entered, enforced, promulgated or issued, or any statute, rule or regulation which has been proposed by the relevant legislative or regulatory body and is reasonably likely to be enacted, with respect to or deemed applicable to, or any material consent or approval withheld or any other action shall be taken with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger or any of the other Transactions by any Governmental Entity or court, including without limitation any required approvals or waiting periods under the GWB Act and the HSR Act, other than applicable waiting periods under the HSR Act as specified in the introductory paragraph above, that has resulted or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though
  (vi) of paragraph (d) above;

     (f) since the date of the Merger Agreement there shall have occurred any events, changes, effects or developments that, individually or in the aggregate, have had or are reasonably likely to have, a Material Adverse Effect on the Company;

     (g) (i) the Board of Directors of the Company or any other committee thereof shall have (A) withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9) in a manner materially adverse to Parent or Purchaser; its approval or recommendation of the Offer, the Merger Agreement and the Merger or any of the other Transactions, (B) approved or recommended to the Company's shareholders an Acquisition Proposal or any other acquisition of Securities other than the Offer and the Merger, or (C) adopted any resolution to effect any of the foregoing, or (ii) the Board of Directors of the Company shall have failed to publicly reaffirm their approval or recommendation of the Offer, the Merger, the Transactions or the Merger Agreement within two business days following Parent's or Purchaser's written request to do so;

     (h) the Merger Agreement shall have been terminated in accordance with its terms;

     (i) any person or group (which includes a "person" or "group" as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 20% of the outstanding shares of Common Stock or Preferred Stock or shall have consummated or entered into a definitive agreement or an agreement in principle to consummate an Acquisition Proposal or if any person or group which, prior to the date of the Merger Agreement, had a Schedule 13D or 13G on file with the Commission shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 10% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Common Stock and Preferred Stock) constituting 10% or more of any such class or series (it being understood that the execution of the Tender and Option Agreement by the Company shareholders that are parties thereto shall not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering this provision);

     (j) the Company or any shareholder or shareholders beneficially owning, indirectly or in the aggregate, more than 10% of the Fully Diluted Voting Power or 10% of the Fully Diluted Shares shall have breached in any material respect any of its or their obligations under the Tender and Option Agreement;

     (k) (i) all consents and approvals of and notices to or filings with Governmental Entities and third parties required in connection with the Offer, the Merger and any of the other Transactions shall not have been obtained or made other than those the absence of which, individually or in the aggregate, would not have a Material Adverse Effect or prevent or materially delay consummation of any of the Offer, the Merger or any of the other Transactions, or (ii) all consents and approvals of third parties required in connection with the Offer, the Merger and any of the other Transactions and listed on the disclosure schedules to the Merger Agreement shall not have been obtained or made;

     (l) the Company shall not have provided Parent and Purchaser with documentation reasonably acceptable to them demonstrating the percentage ownership of the outstanding capital stock or equity interests of certain subsidiaries listed in the disclosure schedules to the Merger Agreement or all charters and bylaws or other organizational documents of such subsidiaries which are reasonably satisfactory to Parent and Purchaser; or

     (m) the Company shall not have completed in all material respects all obligations and activities required of it under the Connecticut Property Transfer Law, including in connection with the Offer, the Merger and any of the other Transactions, or Parent or Purchaser reasonably determines that any remaining obligations under the Connecticut Property Transfer Law would have a Material Adverse Effect on the Company;

which, in the sole judgment of Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Securities.

   The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition and may be waived by Purchaser or Parent, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by Purchaser or Parent or any of their respective affiliates at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

   "Material Adverse Effect" means (i) any adverse change or effect in the condition (financial or otherwise), assets, liabilities, business, properties, results of operations or prospects of a specified person or its subsidiaries, which change or effect is material, individually or in the aggregate with any other changes or effects, to the specified person and its subsidiaries taken as a whole, or (ii) any event, matter, condition or effect which materially impairs the ability of a specified person to perform on a timely basis its obligations under the Merger Agreement, the Tender and Option Agreement, or the consummation of the Transactions.

   16. Certain Legal Matters and Regulatory Approvals.

   General. Except as described in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor Purchaser is aware of any license or regulatory permit that is material to the business of the Company and its subsidiaries, taken as a whole, and is likely to be adversely affected by the acquisition of Securities by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Securities by Purchaser pursuant to the Offer, the Merger or otherwise; except for those approvals and actions which Parent and Purchaser presently expect to obtain. To the extent that any such approval or other action is required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "-- State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Securities tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Securities tendered. See Section 15 for certain conditions to the Offer, including conditions with respect to governmental actions.

   The Company is incorporated under the laws of Pennsylvania. The Pennsylvania Takeover Disclosure Law ("PTDL") purports to regulate certain attempts to acquire a corporation which (1) is organized under the laws of Pennsylvania or (2) has its principal place of business and substantial assets located in Pennsylvania. In Crane Co. v. Lam, the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the Pennsylvania Securities Commission ("PSC") a copy of the Schedule 14D-1 and certain other information and materials, including an undertaking to notify securityholders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC's principal office during business hours. The Company Board has unanimously approved the transactions contemplated by the Merger Agreement and recommended acceptance of the Offer and the Merger to the Company's securityholders. While reserving and not waiving its right to challenge the validity of the PTDL or its applicability to the Offer, Purchaser is making a Section 8(a) filing with the PSC in order to qualify for the exemption from the PTDL. Additional information about the Offer has been filed with the PSC pursuant to the PTDL and is available for inspection at the PSC's office at Eastgate Office Building, 2nd Floor, 1010 North 7th Street, Harrisburg, PA 17102-1410 during business hours.

   Chapter 25 of the PBCL contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as the Company that have a class or series of shares entitled to vote generally in the election of directors of the corporation registered under the Exchange Act (a "registered corporation"). The following discussion is a general and highly abbreviated summary of certain features of such chapter, is not intended to be complete or to completely address potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to Chapter 25 of the PBCL.

   In addition to other provisions not applicable to the Offer or the Merger, Subchapter 25D of the PBCL includes provisions requiring approval of a merger of a registered corporation with an "interested shareholder" in which the "interested shareholder" is treated differently from other shareholders, by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholder. This disinterested shareholder approval requirement is not applicable to a transaction (i) approved by a majority of disinterested directors, (ii) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares, or (iii) effected without submitting the merger to a vote of shareholders as permitted in Section 1924(b)(1)(ii) of the PBCL. The Company has represented to Parent and Purchaser that the disinterested shareholder approval requirement of Subchapter 25D will not be applicable to the Merger.

   Subchapter 25E of the PBCL provides that, in the event that Purchaser (or a group of related persons, or any other person or group of related persons) were to acquire Securities representing at least 20% of the voting power of the Company, in connection with the Offer or otherwise (a "Control Transaction"), securityholders of the Company would have the right to demand "fair value" of such securityholders' Securities and to be paid such fair value upon compliance with the requirements of Subchapter 25E. Under Subchapter 25E, "fair value" may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the Control Transaction, plus an increment, if any, representing any value, including, without limitation, any proportion of value payable for acquisition of control of the Company, that may not be reflected in such price. The Company has opted out of Subchapter 25E in its Bylaws and has represented to Parent and Purchaser that Subchapter 25E is not applicable to the transactions contemplated by the Merger Agreement and the Tender and Option Agreement.

   Subchapter 25F of the PBCL prohibits under certain circumstances certain "business combinations," including mergers and sales or pledges of significant assets, of a registered corporation with an "interested shareholder" for a period of five years. Subchapter 25F exempts, among other things, business combinations approved by the board of directors prior to a shareholder becoming an interested shareholder and transactions with interested shareholders who beneficially owned shares with at least 15% of the total voting power of a corporation on March 23, 1988 and remain so. The Company has represented to Parent and Purchaser that Subchapter 25F is not applicable to the transactions contemplated by the Merger Agreement and the Tender and Option Agreement.

   Subchapter 25G of the PBCL, relating to "control-share acquisitions," prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of both the "disinterested" shares and all voting shares approve such voting rights. Failure to obtain such approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss. The Company has opted out of Subchapter 25G in its Bylaws and has represented to Parent and Purchaser that Subchapter 25G is not applicable to the transactions contemplated by the Merger Agreement and the Tender and Option Agreement.

   Subchapter 25H of the PBCL, relating to disgorgement by certain controlling shareholders of a registered corporation following attempts to acquire control, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter 25G or otherwise) will be recoverable by the corporation. The Company has opted out of Subchapter 25H in its Bylaws and has represented to Parent and Purchaser that Subchapter 25H is not applicable to the transactions contemplated by the Merger Agreement and the Tender and Option Agreement.

   Subchapter 25I of the PBCL entitles "eligible employees" of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct, within 90 days before voting rights lost as a result of a control-share acquisition are restored by a vote of disinterested shareholders. Subchapter 25J of the PBCL provides protection against termination or impairment under certain circumstances of "covered labor contracts" of a registered corporation as a result of a "business combination transaction" if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are restored by shareholder vote after a control-share acquisition. The Company has represented to Parent and Purchaser that Subchapters 25I and 25J are not applicable to the transactions contemplated by the Merger Agreement and the Tender and Option Agreement.

   Section 2504 of the PBCL provides that the applicability of Chapter 25 of the PBCL to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under Section 2502(l) of the PBCL shall terminate immediately upon the termination of the status of the corporation as a registered corporation. Purchaser intends to seek to cause the Company to terminate the registration of the shares of Common Stock under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the shares of Common Stock are met.

   A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp.

v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

   Purchaser does not believe that the antitakeover laws and regulations of any state other than the Commonwealth of Pennsylvania will by their terms apply to the Offer, and, except as set forth above with respect to the PBCL, Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Securities tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Securities tendered pursuant to the Offer. See Section 15.

   The Company has agreed in the Merger Agreement that it and its Board of Directors will (i) use its reasonable best efforts to ensure that no state takeover statute or similar statute, rule or regulation (including Sections 2538 through 2588, inclusive, of the PBCL) is or becomes applicable to the Offer, the Merger, the Merger Agreement, the Tender and Option Agreement or any of the other Transactions contemplated by the foregoing and (ii) if any state takeover statute or similar statute, rule or regulation becomes applicable to the Offer, the Merger, the Merger Agreement, the Tender and Option Agreement or any other Transactions, use its reasonable best efforts to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Tender and Option Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions.

   United States Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

   The rules promulgated by the FTC require the filing by each of Parent and the Company of a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Securities tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 15.

   The Notification and Report Form described above is also applicable to the Purchase Option granted to Parent and Purchaser pursuant to the Tender and Option Agreement. Under the provisions of the HSR Act applicable to the Purchase Option, the purchase of Securities pursuant to the Purchase Option may not be consummated until the expiration of a 30-calendar day waiting period following the filing by Parent, unless both the Antitrust Division and the FTC terminate the waiting period thereto. If, within such 30-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent or the Company, the waiting period would be extended for an additional 20 calendar days following substantial compliance by Parent or the Company, as the case may be, with such request. Thereafter, the waiting period could be extended only by court order. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Pursuant to the Tender and Option Agreement, if the Purchase Option becomes exercisable, it would continue to be exercisable until 20 days after the waiting period (including as extended) under the HSR Act has expired.

   The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Securities pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Securities, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Securities pursuant to the Offer or otherwise seeking divestiture of Securities acquired by Purchaser or divestiture of substantial assets of Siemens AG or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of publicly available information provided by the Company relating to the businesses in which the Company and its subsidiaries are engaged, Siemens AG and Purchaser believe that the acquisition of Securities by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Securities by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

   As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

   German Antitrust. Under German laws and regulations relating to the regulation of monopolies and competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the "FCO") and certain waiting period requirements have been satisfied without issuance by the FCO of an order to refrain. The purchase of Securities by Purchaser pursuant to the Offer and the consummation of the Merger may be subject to such requirements. Under such laws, the FCO has one month (unless earlier terminated by the FCO) from the time of filing of such information with the FCO to clear the Offer and the Merger or to advise the parties of its intention to investigate the Offer and the Merger in-depth, in which case the FCO has four months from the date of filing in which to take steps to oppose the Offer and the Merger. According to the German law against restraints of competition, the purchase of Securities pursuant to the Offer may not be consummated before the end of the one-month period, and, provided that the FCO has informed the parties about the initiation of an in-depth review within such period, before the end of the four-month period or its agreed-upon extension, unless the FCO has given its clearance to the transaction in writing before the end of such periods. In the course of its reviews, the FCO will examine whether the proposed acquisition of Securities by Purchaser pursuant to the Offer would create a dominant market position or strengthen an already-existing dominant position in Germany. If the FCO makes such a finding, it will act to prohibit the transaction. Siemens AG has filed the required notification with the FCO and the one-month waiting period is expected to expire prior to the Expiration Date. While Siemens AG and Parent do not believe that there is any basis for the FCO to investigate the Offer and the Merger in-depth, there can be no assurance that the FCO will not investigate or oppose the transactions or that the FCO will not extend the waiting period.

   Other Foreign Approvals. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Securities pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisitions of the Securities pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or applications is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Securities pursuant to the Offer or the Merger.

   Connecticut Environmental Transfer Law. The Connecticut Property Transfer Law (the "CPTL"), requires that prior to the transfer of ownership of an establishment subject to the CPTL, the transferor must submit certain forms regarding environmental activities at the establishment and, if the transferee cannot state (i) that there has been no spillage or discharge of hazardous waste on the property or that any such spillage or discharge has been cleaned up according to the procedures and requirements of the state Department of Environmental Protection (the "DEP") and (ii) that any hazardous waste remaining on-site is being managed in accordance with all applicable regulations, one of the parties to the transfer must certify to the Commissioner of the DEP that such party will investigate and, if necessary, remediate, contain or otherwise mitigate the effects of any spillage or discharge in accordance with the Connecticut remediation standards and within a timetable approved by the Commissioner of the DEP. Purchaser understands that the Company operates certain facilities in Connecticut that have in the past been subject to the CPTL. Purchaser will seek to determine whether any of the Company's properties are subject to the CPTL and, if so, Purchaser will comply, or seek to cause the Company to comply, with the CPTL.

   17. Fees and Expenses.

   Purchaser and Parent have retained Georgeson & Company, Inc. to serve as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Securities by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities under the Federal securities laws.

   On behalf of Parent, Siemens Corporation has engaged Goldman Sachs to act as the Dealer Manager and, through its affiliate Goldman, Sachs & Co. oHG, to provide certain financial advisory services to Siemens AG and Parent. Pursuant to a letter agreement dated December 8, 1999, Siemens AG has agreed to pay upon consummation of the Offer (Euro)2.1 million to Goldman, Sachs & Co. oHG as compensation for the services of Goldman Sachs as Dealer Manager and the services of Goldman, Sachs & Co. oHG as financial advisor to Siemens AG and Parent. Siemens Corporation has also agreed to reimburse Goldman Sachs for all reasonable expenses, including attorney's fees, and to indemnify Goldman Sachs and Goldman, Sachs & Co. oHG against liabilities and expenses in connection with their services, including liabilities under Federal securities laws.

   Except as set forth above, neither Siemens AG, Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Securities pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

   18. Miscellaneous.

   The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Securities. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Securities pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Securities in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

   No person has been authorized to give any information or to make any representation on behalf of Siemens AG, Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   Purchaser, Parent and Siemens AG have filed with the Commission the
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in
Section 8 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          Malibu Acquisition Corp.

January 21, 2000

                                  SCHEDULE I

                     INFORMATION CONCERNING DIRECTORS AND
            EXECUTIVE OFFICERS OF SIEMENS AG, PARENT AND PURCHASER

   1. Directors and Executive Officers of Siemens AG. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each member of the Supervisory Board and the Board of Managing Directors and executive officers of Siemens AG. Unless otherwise indicated, each such person is a citizen of the Federal Republic of Germany and the business address of each such person is c/o Siemens AG, Wittelsbacherplatz 2, D-80333 Munich, Federal Republic of Germany. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Siemens AG for the past five years.

                          Present Principal Occupation or Employment; Material Positions
Name and Address                         Held During the Past Five Years
----------------          --------------------------------------------------------------
Supervisory Board
Dr. Karl-Hermann
 Baumann................      Chairman of the Supervisory Board since February
                              1998. Chief Financial Officer until February 1998.

Alfons Graf.............      First Deputy Chairman of the Supervisory Board.
                              Chairman of the Central Works Council.

Dr. Rolf-E. Breuer......      Second Deputy Chairman of the Supervisory Board.
 Taunusanlage 12              Spokesman of the Board of Managing Directors of
 D-60325 Frankfurt am         Deutsche Bank AG, Frankfurt am Main.
 Main
 Federal Republic of
 Germany

Helmut Cors.............      Member of the Supervisory Board. Member of the
 Johannes-Brahms-Platz 1      Federal Executive Committee, Deutsche Angestellten
 D-20355 Hamburg              Gewerkschaft.
 Federal Republic of
 Germany

Bertin Eichler..........      Member of the Supervisory Board. Executive Member of
 Lyoner Strasse 32            the Board of Management of Industriegewerkschaft
 D-60528 Frankfurt            Metall since September 1996. First Representative of
 Federal Republic of          Industriegewerkschaft Metall, Amberg until September
 Germany                      1996.

Jean Gandois............      Member of the Supervisory Board. Independent
 72 rue du Faubourg           consultant since April 1999. President of Cockerill
 Saint Honore                 Sambre S.A., Belgium, until April 1999. Citizen of
 75008 Paris                  France.
 France

Birgit Grube............      Member of the Supervisory Board. Member of the Works
                              Council.

Heinz Hawreliuk.........      Member of the Supervisory Board. Union Secretary,
 Laubenheimer Strasse 88      Industriegewerkschaft Metall.
 D-55130 Mainz
 Federal Republic of
 Germany

Ralf Heckmann...........      Member of the Supervisory Board. Chairman of the
                              Combined Works Council.

Robert M. Kimmitt.......      Member of the Supervisory Board. Senior partner,
 2445 M Street, N.W.          Wilmer, Cutler & Pickering, Washington D.C., since
 Washington, D.C. 20037-      May 1997. Banker, Lehman Brothers until April 1997.
 1420                         Citizen of the United States of America.

                          Present Principal Occupation or Employment; Material Positions
Name and Address                         Held During the Past Five Years
----------------          --------------------------------------------------------------
Dr. Heinz Kriwet........      Member of the Supervisory Board. Chairman of the
 August-Thyssen-Strasse 1     Supervisory Board of Thyssen Krupp AG since March
 D-40211 Dusseldorf           1999. Chairman of the Supervisory Board of Thyssen
 Federal Republic of          AG from March 1996 until March 1999. Chairman of the
 Germany                      Board of Management of Thyssen AG until March 1996.

Prof. Dr. Hubert Markl..      Member of the Supervisory Board. President of the
 Hofgartenstrasse 8           Max-Planck-Gesellschaft, Munich, since 1996.
 D-80539 Munich               Professor at the University of Konstanz until 1996.
 Federal Republic of
 Germany

Georg Nassauer..........      Member of the Supervisory Board. Member of the Works
 Siemensdamm 50-54            Council.
 D-13629 Berlin
 Federal Republic of
 Germany

Dr. Albrecht Schmidt....      Member of the Supervisory Board. Spokesman for the
 Am Tucherpark 16             Managing Directors, Bayerische Hypo- und Vereinsbank
 D-80538 Munich               AG, Munich.
 Federal Republic of
 Germany

Dr. Henning Schulte-          Member of the Supervisory Board. Chairman of the
 Noelle.................      Board of Managing Directors, Allianz AG, Munich.
 Koniginstrasse 28
 D-80790 Munich
 Federal Republic of
 Germany

Georg Seubert...........      Member of the Supervisory Board. Member of the Works
 Humboldtstrasse 64           Council.
 D-90459 Nuremberg
 Federal Republic of
 Germany

Peter von Siemens.......      Member of the Supervisory Board.

Dr. Daniel L. Vasella...      Member of the Supervisory Board. President of
 CH-4002 Basel                Novartis International AG, Basel, Switzerland.
 Switzerland                  Citizen of Switzerland.

Klaus Wigand............      Member of the Supervisory Board. Head of Department
                              Information and Communication of Central Human
                              Resources.

Erwin Zahl..............      Member of the Supervisory Board. Member of the Works
 Von-der-Taan-Strasse 30      Council.
 D-90439 Nuremberg
 Federal Republic of
 Germany

                                     Present Principal Occupation or Employment; Material Positions
Name and Address                                    Held During the Past Five Years
----------------                     --------------------------------------------------------------
Board of Managing Directors
Dr. Heinrich v. Pierer..............     President and Chief Executive Officer.

Dr. Volker Jung.....................     Member of the Board of Managing Directors.

Roland Koch.........................     Member of the Board of Managing Directors since
 Hofmannstrasse 51                       1997. Member of the Group Executive Committee for
 D-81359 Munich                          Public Networks since 1995.
 Federal Republic of Germany

Dr. Edward G. Krubasik.....              Member of the Board of Managing Directors since
 Werner-von-Siemens-Strasse              1997. Director at McKinsey & Company Inc., Munich,
 50                                      until January 1997.
 D-91052 Erlangen
 Federal Republic of
 Germany

Heinz-Joachim Neuburger.............     Member of the Board of Managing Directors since
                                         November 1997. Executive Director at Siemens Ltd.,
                                         Bombay, from April 1996 until November 1997. Head of
                                         Treasury Department until April 1996.

Prof. Peter Pribilla................     Member of the Board of Managing Directors.

Jurgen Radomski.....................     Member of the Board of Managing Directors.
 Werner-von-Siemens-Strasse 50
 D-91052 Erlangen
 Federal Republic of Germany

Dr. Gunter Wilhelm..................     Member of the Board of Managing Directors.
 Werner-von-Siemens-Strasse 50
 D-91052 Erlangen
 Federal Republic of Germany

Prof. Dr. Claus Weyrich.............     Member of the Board of Managing Directors since
 Otto-Hahn-Ring 6                        1996. Head of Corporate Research since 1994.
 D-81739 Munich
 Federal Republic of Germany

Dr. Klaus Wucherer..................     Member of the Board of Managing Directors since
 Gleiwitzer Strasse 555                  August 1999. President of the Automation & Drives
 D-90475 Nuremberg                       Group since September 1998. Vice President of the
 Federal Republic of Germany             Automation & Drives Group since 1996. Division Head
                                         until 1996.

   2. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is c/o Siemens Energy & Automation, Inc., 3333 Old Milton Parkway, Alpharetta, GA 30005-4437.

                         Present Principal Occupation or Employment; Material Positions
Name and Address                        Held During the Past Five Years
----------------         --------------------------------------------------------------
Dr. Klaus Wucherer......     Director. See Part 1 of this Schedule I.

Johannes Feldmayer......     Director. Group Vice President, Automation & Drives,
 Gleiwitzer Strasse 555      Siemens AG, since 1999. Former Vice President of
 D-90475 Nuremberg           Siemens AG. Citizen of the Federal Republic of
 Federal Republic of         Germany.
 Germany

Dr. Udo Wagner..........     Director. Executive Manager of Industrial Projects
 Schuhstrasse 60             and Technical Services, Siemens AG. Chief Financial
 D-91052 Erlangen            Officer of Bremer Vulkan from 1996 to 1997. Chief
 Federal Republic of         Financial Officer of ABB until 1996. Citizen of the
 Germany                     Federal Republic of Germany.
Gerhard Schulmeyer......     Director, President and Chief Executive Officer of
 1301 Avenue of the          Siemens Corporation. Formerly President and Chief
 Americas                    Executive Officer of Siemens Nixdorf
 New York, NY 10019          Informationssysteme AG, Munich. Citizen of the
                             Federal Republic of Germany.

Thomas J Malott.........     Director. President and Chief Executive Officer.

Gary K. Gabriel.........     Director. Executive Vice President and Chief
                             Financial Officer since 1998. Former Executive Vice
                             President and Chief Financial Officer of Siemens
                             Canada, Ltd.

Richard C. Buzun........     Executive Vice President and Chief Operating Officer
                             since 2000. Senior Vice President from 1997 to 1999.
                             Vice President until 1997.

Michael A. Troy.........     Vice President Human Resources.

Reinhold Achatz.........     Vice President Industrial Solutions and Software
                             Division since 2000. President of ANS Software
                             Division of Siemens AG from 1998 to 1999. Software
                             Developer, Siemens AG until 1998. Citizen of the
                             Federal Republic of Germany.

Dr. Manfred R. Liska....     Vice President Strategic Planning and Cooperation.
                             Citizen of the Federal Republic of Germany.

Oliver Hauck............     Senior Vice President Industrial Systems and
 100 Technology Drive        Technical Services Division since 2000. Vice
 Alpharetta, GA 30005        President and Senior Vice President until 1999.
                             Citizen of the Federal Republic of Germany.

K. C. Cornelius.........     Vice President Sales since 1997. Vice President
                             Sales and Regional Manager until 1997.

Michael S. Williamson...     Secretary since 1998. Associate General Counsel,
                             Siemens Corporation since 1998. Assistant Secretary
                             until 1998. Senior Counsel, Siemens Corporation
                             until 1998.

   3. Directors and Executive Officers of Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is c/o Siemens Energy & Automation, Inc., 3333 Old Milton Parkway, Alpharetta, GA 30005-4437.

                         Present Principal Occupation or Employment; Material Positions
Name and Address                        Held During the Past Five Years
----------------         --------------------------------------------------------------
Thomas J Malott.........     Director and President of Purchaser since 2000. See
                             Part 2 of this Schedule I.

Gary K. Gabriel.........     Director and Treasurer of Purchaser since 2000. See
                             Part 2 of this Schedule I.

Michael S. Williamson...     Secretary of Purchaser since 2000. See Part 2 of
                             this Schedule I.

   Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Securities and any other required documents should be sent or delivered by each securityholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                       The Depositary for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.

     By Registered Mail:

                               By Hand Delivery:

                                                        By Overnight Courier:

       Reorganization      Reorganization Department       Reorganization
        Department               120 Broadway               Department
    Post Office Box 3301          13th Floor             85 Challenger Road
    South Hackensack, NJ      New York, NY 10271           Mail Stop-Reorg
          07606

                          By Facsimile Transmission:     Ridgefield Park, NJ
                       (For Eligible Institutions Only)       07660
                                (201) 296-4293
                     Confirm Facsimile by Telephone Only:
                                (201) 296-4860

   Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent or the Dealer Manager at the address and telephone number set forth below. Securityholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                  [GEORGESON SHAREHOLDER COMMUNICATIONS INC.]

                                17 State Street
                           New York, New York 10004
                          Call Collect (212) 440-9800
                         Call Toll Free (800) 223-2064

                     The Dealer Manager for the Offer is:

                             Goldman, Sachs & Co.

                                85 Broad Street
                           New York, New York 10004
                          Call Collect (212) 902-1000
                         Call Toll Free (800) 323-5678